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 As filed with the Securities and Exchange Commission on May 20, 2016

Registration No. 333-

        U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPROTT PHYSICAL PLATINUM AND PALLADIUM TRUST
(Exact name of Registrant as specified in its charter)

Province of Ontario, Canada (Province or other jurisdiction of incorporation or organization)	1040 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

Suite 2700, South Tower,
Royal Bank Plaza,
200 Bay Street,
Toronto, Ontario,
Canada M5J 2J1
(416) 362-7172
(Address and telephone number of Registrant's principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680

(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:
Kirstin H. McTaggart Sprott Asset Management LP Suite 2700, South Tower, Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada M5J 2J1 (416) 362-7172	Sonia M. Yung, Esq. Baker & McKenzie LLP Brookfield Place Bay/Wellington Tower 181 Bay Street, Suite 2100 Toronto, Ontario, Canada M5J 2T3 (416) 865-6875	Anthony Tu-Sekine, Esq. Seward & Kissel LLP 901 K Street N.W. Washington, D.C. 20001 (202) 737-8833

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this Registration Statement.

A.	☒	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	at some future date (check the appropriate box below)

1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
2.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Units			$200,000,000	$20,140

(1)
Such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate public offering price of $200,000,000 for all units sold by Sprott Physical Platinum and Palladium Trust (the "Registrant") pursuant to this registration statement.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"). In no event will the aggregate offering price of all units sold by the Registrant pursuant to this registration statement exceed $200,000,000.

(3)
Determined in accordance with Section 6(b) of the Securities Act to be US$20,140, which is equal to .0001007 multiplied by the proposed maximum aggregate offering price of $200,000,000. A registration fee of US$16,382 has previously been paid with regard to securities that were previously registered under the Registrant's registration statement on Form F-1 initially filed on January 13, 2012 (No. 333-179017) (the "F-1") and were not sold thereunder. A registration fee of US$128,800 has previously been paid with respect to securities that were previously registered under the Registrant's registration statement on Form F-10 filed on April 29, 2014 (No. 333-195552) (the "F-10") and were not sold thereunder. Pursuant to Rule 457(p) under the Securities Act, the unutilized registration fees of US$16,382 from the F-1 and US$128,800 from the F-10 shall be applied to offset the registration fee payable in connection with this Registration Statement. Accordingly, no additional registration fee is being paid in connection with this Registration Statement.

This short form prospectus has been filed under legislation in all provinces and territories of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of the securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from Sprott Asset Management LP, the manager of Sprott Physical Platinum and Palladium Trust, located at Suite 2700, South Tower, Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada M5J 2J1, Telephone: (416) 362-7172 and are also available electronically at www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	May 20, 2016

Sprott Physical Platinum and Palladium Trust

U.S.$200,000,000
Trust Units

Sprott Physical Platinum and Palladium Trust (the "Trust") may offer from time to time, during the 25 month period that this short form base shelf prospectus (including any amendments hereto) (the "prospectus") remains effective, up to U.S.$200,000,000 of transferable, redeemable trust units (the "trust units"). Each trust unit represents an equal, fractional, undivided ownership interest in the net assets of the Trust attributable to the particular class of trust units. The Trust is a closed-end mutual fund trust established under the laws of the Province of Ontario and is managed by Sprott Asset Management LP (the "Manager"). See "Sprott Physical Platinum and Palladium Trust — Management of the Trust — The Manager" for further information about the Manager. The Trust was created to invest and hold substantially all of its assets in physical platinum and palladium bullion. See "Sprott Physical Platinum and Palladium Trust — Business of the Trust — Investment Objectives of the Trust" for further information about the Trust's investment objectives.

The specific terms of the trust units offered, including the number of trust units offered, will be described in supplements to this prospectus (each a "prospectus supplement"). All shelf information omitted from this prospectus under applicable laws will be contained in one or more prospectus supplements that will be delivered to purchasers together with this prospectus. Each prospectus supplement will be incorporated by reference into this prospectus for the purposes of securities legislation as of the date of the prospectus supplement and only for the purposes of the distribution of the trust units to which the prospectus supplement pertains. A prospectus supplement may include specific terms pertaining to the trust units that are not within the alternatives or parameters described in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

The trust units are listed and posted for trading on NYSE Arca under the symbol "SPPP" and on the Toronto Stock Exchange (the "TSX") under the symbol "PPT.U". On May 19, 2016, the last trading day prior to the date hereof, the closing price of the trust units on NYSE Arca and the TSX were U.S.$6.56 and U.S.6.70, respectively.

The Trust may sell the trust units to or through underwriters or dealers purchasing as principals to one or more purchasers directly, or through agents designated from time to time by the Manager on behalf of the Trust. Subject to the provisions of the Trust Agreement (as defined below) pursuant to which the Trust was established, the trust units may be sold at fixed prices or non-fixed prices, such as prices determined by reference to the prevailing market price of the trust units or at prices to be negotiated with purchasers, which prices may vary between purchasers and during the period of distribution of the trust units. The prospectus supplement relating to a particular offering of the trust units will identify each underwriter, dealer or agent engaged by the Trust in connection with the offering and sale of the trust units, and will set forth the terms of the offering of such trust units, the method of distribution of such trust units including, to the extent applicable, the proceeds to the Trust, and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material term of the plan of distribution. In connection with such offering, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions intended to stabilize or maintain the market price of the trust units at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time. See "Plan of Distribution".

The Trust is not a trust company and does not carry on business as a trust company and, accordingly, the Trust is not registered under the trust company legislation of any jurisdiction. Trust units are not "deposits" within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and are not insured under provisions of that Act or any other legislation.

NEITHER THE SEC NOR ANY U.S. STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE TRUST UNITS OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

We are permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements, which are incorporated by reference in this prospectus, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS"). Our financial statements may not be comparable to the financial statements of United States issuers.

Purchasing the trust units may subject you to tax consequences both in the United States and Canada. This prospectus or any prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in this prospectus and any applicable prospectus supplement.

Your ability to enforce civil liabilities under United States federal securities laws or securities laws of other relevant jurisdictions may be affected adversely because we are a mutual fund trust established under the laws of the Province of Ontario. Each of the Trust, the Trust's trustee, RBC Investor Services Trust, ("RBC Investor Services" or the "Trustee"), the Manager, and Sprott Asset Management GP Inc. (the "GP"), which is the general partner of the Manager, is organized under the laws of the Province of Ontario, Canada, and all of their executive offices and substantially all of the administrative activities and a majority of their assets are located outside the United States or EU Member States. In addition, the directors and officers of the Trustee and the GP are residents of jurisdictions other than the United States or EU Member States and all or a substantial portion of the assets of those persons are or may be located outside such jurisdictions.

See "Risk Factors" for a discussion of certain considerations relevant to an investment in the trust units offered hereby. In the opinion of Baker & McKenzie LLP, counsel to the Trust, the trust units, once offered under a prospectus supplement will be qualified investments for certain funds, plans and accounts under the Income Tax Act (Canada) (the "Tax Act") as set out under the heading "Eligibility Under the Tax Act for Investment by Canadian Exempt Plans".

The financial information of the Trust incorporated by reference herein is presented in U.S. dollars. Unless otherwise noted herein, all references to "$", "U.S.$", "United States dollars", "U.S. dollars" or "dollars" are to the currency of the United States and all references to "Cdn$" or "Canadian dollars" are to the currency of Canada.

The registered and head office of the Trust is located at Suite 2700, South Tower, Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, M5J 2J1.

 FINANCIAL INFORMATION AND ACCOUNTING PRINCIPLES

        Unless otherwise indicated, financial information in this prospectus has been prepared in accordance with IFRS. The financial information of the Trust incorporated by reference herein is presented in U.S. dollars. Unless otherwise noted herein, all references to "$", "U.S.$", "United States dollars", "U.S. dollars" or "dollars" are to the currency of the United States and all references to "Cdn$" or "Canadian dollars" are to the currency of Canada.

 EXCHANGE RATE

        The following table sets out certain exchange rates based upon the noon rate published by the Bank of Canada. The rates are set out as United States dollars per Cdn$1.00.

	Years Ended December 31,
	2015	2014
Low	$0.7148	$0.8589
High	$0.8527	$0.9422
Average	$0.7820	$0.9054
End	$0.7225	$0.8620

        On May 19, 2016, the noon rate for United States dollars in terms of Canadian dollars, as quoted by the Bank of Canada was Cdn$1.00 = U.S.$    •    .

 DOCUMENTS INCORPORATED BY REFERENCE

        Incorporated by reference in this prospectus is certain information contained in documents filed by the Trust with the securities regulatory authorities in each of the provinces and territories of Canada. This means that the Trust is disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein.

        You may obtain copies of the documents incorporated by reference in this prospectus on request without charge by contacting the Manager, located at Suite 2700, South Tower, Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada M5J 2J1, Telephone: (416) 362-7172, as well as through the sources described below under "Additional Information".

        The following documents are specifically incorporated by reference in this prospectus:

  (a)
  the annual information form of the Trust for its fiscal year ended December 31, 2015, dated March 30, 2016 (the "AIF");

  (b)
  the audited annual statements of financial position of the Trust as at December 31, 2015 and 2014 and the statements of comprehensive income, changes in equity and cash flows for its fiscal years ended December 31, 2015 and 2014, and the report of the auditors thereon (collectively, the "Annual Financial Statements");

  (c)
  the management report of fund performance of the Trust for its fiscal year ended December 31, 2015 (the "Annual MRFP");

  (d)
  the unaudited interim statement of financial position of the Trust as at March 31, 2016 and the unaudited interim statements of comprehensive income, changes in equity and cash flows for the three month period ended March 31, 2016 and 2015 (collectively, the "March Interim Financial Statements"); and

  (e)
  the management report of fund performance of the Trust for the three month period ended March 31, 2016 (the "March Interim MRFP").

        Any documents of the type referred to in the preceding paragraph with respect to the Trust or material change reports (other than confidential material change reports) or required to be incorporated by reference herein pursuant to National Instrument 44-101 — Short Form Prospectus Distributions, as well as all prospectus supplements disclosing additional or updated information, filed by the Trust with the securities regulatory authorities in Canada subsequent to the date of this prospectus and prior to 25 months from the date of issuance of the receipt for this prospectus shall be deemed to be incorporated by reference in this prospectus.

        When new documents of the type referred to in the paragraphs above are filed by the Trust with the securities regulatory authorities in Canada during the currency of this prospectus, such documents will be deemed to be incorporated by reference in this prospectus and the previous documents of the type referred to in the paragraphs above and all material change reports, unaudited interim financial statements (and management reports of fund performance of the Trust relating thereto) and certain prospectus supplements filed by the Trust with the securities regulatory authorities in Canada before the commencement of the financial year in which the new documents are filed will no longer be deemed to be incorporated by reference in this prospectus.

        The documents identified above as incorporated by reference into this prospectus have been filed with the U.S. Securities and Exchange Commission (the "SEC") as follows: (1) the AIF has been filed as Exhibit 99.5 to the Trust's annual report on Form 40-F filed with the SEC on March 31, 2016; (2) the Annual Financial Statements have been filed as Exhibits 99.6 and 99.8 to the Trust's annual report on Form 40-F filed with the SEC on March 31, 2016; (3) the Annual MRFP has been filed as Exhibit 99.6 to the Trust's annual report on Form 40-F filed with the SEC on March 31, 2016; and (4) the March Interim Financial Statements and the March Interim MRFP have been filed as Exhibit 99.1 to the Trust's Report on Form 6-K filed with the SEC on May 12, 2016.

        In addition, to the extent that any document or information incorporated by reference into this prospectus is included in any report on Form 6-K, Form 40-F or Form 20-F (or any respective successor form) that is filed with or furnished to the SEC after the date of this prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. In addition, the Trust may incorporate by reference into this prospectus, or the registration statement of which it forms a part, other information from documents that the Trust will file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), if and to the extent expressly provided therein.

        A prospectus supplement containing the specific terms of any trust units offered will be delivered to purchasers of such trust units together with this prospectus and will be deemed to be incorporated by reference in this prospectus as of the date of the prospectus supplement solely for the purposes of the offering of trust units covered by that prospectus supplement unless otherwise provided therein.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

ADDITIONAL INFORMATION

        The Trust intends to file with the SEC a registration statement on Form F-10 of which this prospectus will form a part. This prospectus does not contain all the information set out in the registration statement. For further information about the Trust and the trust units, please refer to the registration statement, including the exhibits to the registration statement.

        The Trust is subject to the information requirements of the Exchange Act and applicable Canadian securities legislation, and in accordance therewith, the Trust files reports and other information with the SEC and with the securities regulatory authorities of each of the provinces and territories of Canada. Under a multijurisdictional disclosure system adopted by the United States and Canada, the Trust may generally prepare these reports and other information in accordance with the disclosure requirements of Canada. These requirements are different from those of the United States. As a foreign private issuer, the Trust is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and officers, directors and principal unitholders of the Trust are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, the Trust is not required to publish financial statements as promptly as United States companies.

        The reports and other information filed by the Trust with the SEC may be read and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of the same documents can also be obtained from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a website (www.sec.gov) that makes available reports and other information that the Trust files electronically with it, including the registration statement that the Trust has filed with respect hereto.

        Copies of reports, statements and other information that the Trust files with the Canadian provincial and territorial securities regulatory authorities are electronically available from the Canadian System for Electronic Document Analysis and Retrieval ("SEDAR") (www.sedar.com).

 ENFORCEABILITY OF CIVIL LIABILITIES

        Each of the Trust, the Trustee, the Manager, and the GP is organized under the laws of the Province of Ontario, Canada, and all of their executive offices and substantially all of the administrative activities and a majority of their assets are located outside the United States or EU Member States. In addition, the directors and officers of the Trustee and the GP are residents of jurisdictions other than the United States or EU Member States and all or a substantial portion of the assets of those persons are or may be located outside such jurisdictions.

        As a result, you may have difficulty serving legal process within your jurisdiction upon any of the Trust, the Trustee, the Manager or the GP or any of their directors or officers, as applicable, or enforcing judgments obtained in courts in your jurisdiction against any of them or the assets of any of them located outside your jurisdiction, or enforcing against them in the appropriate Canadian court judgments obtained in courts of your jurisdiction, including, but not limited to, judgments predicated upon the civil liability provisions of the federal securities laws of the United States or an EU Member State, or bringing an original action in the appropriate Canadian courts to enforce liabilities against the Trust, the Trustee, the Manager, the GP or any of their directors or officers, as applicable, based upon the United States federal securities laws or securities laws of an EU Member State.

        While you, whether or not a resident of the United States or United Kingdom, may be able to commence an action in Canada relating to the Trust and may also be able to petition Canadian courts to enforce judgments obtained in the courts of any part of the United States or United Kingdom against any of the Trust, the Trustee, the Manager or the GP or any of their directors or officers, in the case of the United Kingdom, in accordance with the Convention between the Government of Canada and the Government of the United Kingdom of Great Britain and Northern Ireland providing for the Reciprocal Recognition and Enforcement of Judgments in Civil and Commercial Matters dated January 1, 1987, you may face additional requirements serving legal process within the United States or United Kingdom upon or enforcing judgments obtained in the United States or United Kingdom courts against any of them or the assets of any of them located outside the United States or United Kingdom, or enforcing against any of them in the appropriate Canadian courts judgments obtained in the courts of any part of the United States or United Kingdom, or bringing an original action in the appropriate Canadian courts to enforce liabilities against the Trust, the Trustee, the Manager, the GP or any of their directors or officers, as applicable.

        In the United States, the Trust and the Trustee will each file with the SEC, concurrently with the Trust's registration statement on Form F-10, an appointment of agent for service of process on separate Forms F-X. Under such Forms F-X, the Trust and the Trustee will appoint Puglisi & Associates as its agent.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The statements contained in this prospectus, including any documents incorporated by reference, that are not purely historical are forward-looking statements. The Trust's forward-looking statements include, but are not limited to, statements regarding its or its management's expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipates," "believe," "continue," "could," "estimate," "expect," "intends," "may," "might," "plan," "possible," "potential," "predicts," "project," "should," "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

  •
  trading of the trust units on NYSE Arca or the TSX;

  •
  the Trust's objectives and strategies to achieve the objectives;

  •
  success in obtaining physical platinum and palladium bullion in a timely manner and allocating such platinum and palladium;

  •
  success in retaining or recruiting, or changes required in, the officers or key employees of the Manager; and

  •
  the platinum and palladium industry, sources of and demand for physical platinum and palladium bullion, and the performance of the platinum and palladium market.

        The forward-looking statements contained in this prospectus, including any document incorporated by reference, are based on the Trust's current expectations and beliefs concerning future developments and their potential effects on the Trust. There can be no assurance that future developments affecting the Trust will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Trust's control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include those factors described under the heading "Risk Factors." Should one or more of these risks or uncertainties materialize, or should any of the Trust's assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Trust undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SPROTT PHYSICAL PLATINUM AND PALLADIUM TRUST

        The following is a summary of information pertaining to the Trust and does not contain all the information about the Trust that may be important to you. You should read the more detailed information including but not limited to the AIF, financial statements and management reports of fund performance and related notes that are incorporated by reference into and are considered to be a part of this prospectus.

Organization of the Trust

        Sprott Physical Platinum and Palladium Trust was established under the laws of the Province of Ontario, Canada, pursuant to a trust agreement dated as of December 23, 2011, as amended and restated as of June 6, 2012 (the "Trust Agreement"). The Trust has received relief from certain provisions of National Instrument 81-102 — Investment Funds ("NI 81-102"), and, as such, the Trust is not subject to certain of the policies and regulations of the Canadian Securities Administrators that apply to other funds. See "Exemptions and Approvals".

Management of the Trust

The Manager

        Sprott Asset Management LP is the Manager of the Trust. The Manager acts as the manager of the Trust pursuant to the Trust Agreement and the management agreement between the Trust and the Manager. The Manager is a limited partnership formed and organized under the laws of the Province of Ontario, Canada, pursuant to the Limited Partnerships Act (Ontario) by declaration dated September 17, 2008. The general partner of the Manager is the GP, which is a corporation incorporated under the laws of the Province of Ontario, Canada, on September 17, 2008. On May 6, 2016, Peter Grosskopf was elected as a director of the GP. The GP is a wholly-owned subsidiary of Sprott Inc., which is a corporation incorporated under the laws of the Province of Ontario, Canada, on February 13, 2008. Sprott Inc. is also the sole limited partner of the Manager. Sprott Inc. is a public company whose common shares are listed and posted for trading on the TSX under the symbol "SII." Pursuant to an internal corporate reorganization of Sprott Inc. completed on June 1, 2009, the Manager acquired the assets related to Sprott Asset Management Inc.'s portfolio management business.

        As at March 31, 2016, the Manager, together with its affiliates and related entities, had assets under management totaling approximately Cdn$8.8 billion, and provided management and investment advisory services to many entities, including private investment funds, the Sprott Mutual Funds, certain discretionary managed accounts, and management of certain companies through its subsidiary, Sprott Consulting LP.

        The Manager is responsible for the day-to-day business and administration of the Trust, including management of the Trust's portfolio and all clerical, administrative and operational services. The Trust maintains a public website that contains information about the Trust and the trust units. The internet address of the website is www.sprottphysicalbullion.com/sprott-platinum-and-palladium-trust. This internet address is provided here only as a convenience to you, and the information contained on or connected to the website is not incorporated into, and does not form part of, this prospectus.

The Trustee

        The Trustee, a trust company organized under the federal laws of Canada, is the trustee of the Trust. The Trustee holds title to the Trust's assets and has, together with the Manager, exclusive authority over the assets and affairs of the Trust. The Trustee has a fiduciary responsibility to act in the best interest of the unitholders.

The Custodians

        The Trust employs two custodians. The Royal Canadian Mint (the "Mint"), acts as custodian for the Trust's physical platinum and palladium bullion pursuant to a precious metals storage agreement in respect of the Trust's physical platinum bullion held by the Mint or its appointed sub-custodian, as applicable, between the Manager, on behalf of the Trust, and the Mint (the "Platinum Storage Agreement") and a precious metals storage agreement in respect of the Trust's physical palladium bullion held by the Mint or its appointed sub-custodian, as applicable, between the Manager, on behalf of the Trust, and the Mint (the "Palladium Storage Agreement" and together with the Platinum Storage Agreement, the "Storage Agreements"). The Mint is a Canadian Crown corporation, which acts as an agent of the Canadian Government, and its obligations generally constitute unconditional obligations of the Canadian Government. The Mint is responsible for and bears all risk of the loss of, and damage to, the Trust's physical platinum and palladium bullion that is in the Mint's custody, subject to certain limitations based on events beyond the Mint's control.

        The Mint has appointed Loomis International (USA) Inc. ("Loomis") (formerly known as Via Mat International Ltd. through its subsidiary, Via Mat International (USA) Inc.) to act as sub-custodian of the physical palladium bullion on a fully allocated basis at vault facilities located in London or Zurich. Any sub-custodian engaged by the Mint will have vault facilities that are accepted as warehouses for the London Platinum and Palladium Market ("LPPM").

        RBC Investor Services acts as custodian on behalf of the Trust for the Trust's assets other than physical platinum and palladium bullion. RBC Investor Services is only responsible for the Trust's assets that are directly held by it, its affiliates or appointed sub-custodian.

        Under the Trust Agreement the Manager, with the consent of the Trustee, may determine to change the custodial arrangements of the Trust.

Principal Offices

        The Trust's office is located at Suite 2700, South Tower, Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada M5J 2J1. The Manager's office is located at Suite 2700, South Tower, Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada M5J 2J1 and its telephone number is (416) 362-7172. The Trustee's office is located at 155 Wellington Street West, Street Level, Toronto, Ontario, Canada M5V 3L3. The Mint has its office located at 320 Sussex Drive, Ottawa, Ontario, Canada K1A 0G8 and 520 Lagimodière Blvd., Winnipeg, Manitoba, Canada R2J 3E7. The principal office of Loomis is located at 130 Sheridan Blvd., Inwood, New York, USA 11096. The custodian for the Trust's assets other than physical platinum and palladium bullion, RBC Investor Services, is located at 155 Wellington Street West, Street Level, Toronto, Ontario, Canada M5V 3L3.

Business of the Trust

Investment Objectives of the Trust

        The Trust was created to invest and hold substantially all of its assets in physical platinum and palladium bullion. The Trust seeks to provide a convenient and exchange-traded investment alternative for investors interested in holding physical platinum and palladium bullion without the inconvenience that is typical of a direct investment in physical platinum and palladium bullion. The Trust invests primarily in long-term holdings of unencumbered, fully allocated, physical platinum and palladium bullion and will not speculate with regard to short-term changes in platinum and palladium prices. The Trust does not anticipate making regular cash distributions to unitholders.

Investment Strategies of the Trust

        The Trust is expressly prohibited from investing in units or shares of other investment funds or collective investment schemes other than money market mutual funds and then only to the extent that its interest does not exceed 10% of the total net assets of the Trust.

        The Trust may not borrow funds except under limited circumstances as set out in NI 81-102 and, in any event, not in excess of 10% of the total net assets of the Trust.

Borrowing Arrangements

        The Trust has no borrowing arrangements in place and is unleveraged. The Trust has historically not used leverage and the Manager has no intention of doing so in the future (save for the short-term borrowings to settle trades). Unitholders will be notified of any changes to the Trust's use of leverage.

Calculating Net Asset Value ("NAV")

        The value of the net assets of the Trust and the value of net assets of the Trust per outstanding trust unit are determined daily as of 4:00 p.m., Toronto time, on each business day by the Trust's valuation agent, which is RBC Investor Services. Throughout this prospectus, unless otherwise indicated, the term "business day" refers to any day on which NYSE Arca or the TSX is open for trading. In addition, the Manager may calculate the value of the net assets of the Trust and the NAV per trust unit at such other times as the Manager deems appropriate. The value of the net assets of the Trust on any such day is equal to the aggregate fair market value of the assets of the Trust as of such date, less an amount equal to the fair value of the liabilities of the Trust (excluding all liabilities represented by outstanding trust units, if any) as of such date. The valuation agent calculates the NAV by dividing the value of the net assets of the class of the Trust represented by the trust units on that day by the total number of trust units of that class then outstanding on such day. The total NAV of the Trust as of May 19, 2016 was $96,405,526.

Redemption of Trust Units for Physical Platinum and Palladium Bullion

        Subject to the terms of the Trust Agreement, trust units may be redeemed at the option of a unitholder for physical platinum and palladium bullion in any month, provided the redemption request is for a minimum of 25,000 trust units. Trust units redeemed for physical platinum and palladium bullion will have a redemption value equal to the aggregate value of the NAV per trust unit of the redeemed trust units on the last day of the month on which NYSE Arca is open for trading in the month during which the redemption request is processed. Certain expenses will be subtracted from the value of the redeemed trust units and the resulting amount the unitholder will receive (the "Redemption Amount"). The amount of physical platinum and palladium bullion a redeeming unitholder is entitled to receive will be determined by the Manager, who will allocate the Redemption Amount to physical platinum and palladium bullion in direct proportion to the value of physical platinum and palladium bullion held by the Trust at the time of redemption (the "Bullion Redemption Amount"). The quantity of each particular metal delivered to a redeeming unitholder will be dependent on the applicable Bullion Redemption Amount and the sizes of plates and ingots of that metal that are held by the Trust on the redemption date. A redeeming unitholder may not receive physical platinum and palladium bullion in the proportions then held by the Trust and, if the Trust does not have a Good Delivery plate or ingot, as the case may be, of a particular metal in inventory of a value equal to or less than the applicable Bullion Redemption Amount, the redeeming unitholder will not receive any of that metal. Because the Trust's physical platinum bullion will be stored at the Mint in Canada and the Trust's physical palladium bullion will be stored at Via Mat in London or Zurich, in the event of a redemption, the physical platinum bullion and the physical palladium bullion the redeeming unitholder will receive will be shipped separately. Any Bullion Redemption Amount in excess of the value of the Good Delivery plates or ingots, as the case may be, of the particular metal to be delivered to the redeeming unitholder will be paid in cash, as such excess amount will not be combined with any excess amounts in respect of the other metal for the purpose of delivering additional physical platinum and palladium bullion. A unitholder redeeming trust units for physical platinum and palladium bullion will be responsible for expenses incurred by the Trust in connection with such redemption. These expenses include those associated with the handling of the notice of redemption, the delivery and transportation of the physical platinum and palladium bullion for trust units that are being redeemed, the applicable fees charged by the Mint or any subcustodian, including the applicable platinum and palladium storage in-and-out fees, and administration charges and applicable taxes.

        A unitholder that owns a sufficient number of trust units who desires to exercise redemption privileges for physical platinum and palladium bullion must do so by instructing his, her or its broker, who must be a direct or indirect participant of CDS Clearing and Depository Services Inc. ("CDS") or The Depository Trust Company ("DTC"), to withdraw such position with CDS or DTC, as applicable, and to deliver to the transfer agent on behalf of the unitholder a written notice (the "Bullion Redemption Notice"), of the unitholder's intention to redeem trust units for physical platinum and palladium bullion (the registrar and transfer agent of the Trust is permitted to directly accept redemption requests pursuant to the Exemptive Relief. See "Exemptions and Approvals"). A Bullion Redemption Notice must be received by the Trust's transfer agent no later than 4:00 p.m., Toronto time, on the 15th day of the month in which the Bullion Redemption Notice will be processed or, if such day is not a business day, then on the immediately following day that is a business day. Any Bullion Redemption Notice received after such time will be processed in the next month. Any Bullion Redemption Notice must include a valid signature guarantee to be deemed valid by the Trust. If the Trust's transfer agent and the Manager determine that the Bullion Redemption Notice complies with all applicable requirements, it will provide a notice to such redeeming unitholder's broker confirming that such redemption notice was received and determined to be complete. If the Bullion Redemption Notice is determined to have complied with the applicable requirements, the Manager will determine on the last business day of the applicable month the amount of physical platinum and palladium bullion and the amount of cash that will be delivered to the redeeming unitholder.

        Physical platinum and palladium bullion received by a unitholder as a result of a redemption of trust units will be transported by armored transportation service carrier pursuant to instructions provided by the unitholder to the Manager, provided that those instructions are acceptable to the armoured transportation service carrier. Physical platinum and palladium bullion transported to an institution located in North America authorized to accept and hold Good Delivery plates and ingots will likely retain its Good Delivery status while in the custody of such institution. Physical platinum and palladium bullion transported pursuant to a unitholder's delivery instructions to a destination other an institution located in North America authorized to accept and hold Good Delivery plates and ingots will no longer be deemed Good Delivery once received by the unitholder. The armored transportation service carrier will receive physical platinum and palladium bullion in connection with a redemption of trust units approximately 21 business days after the end of the month in which the redemption notice is processed.

        Since inception, 13,353,608 trust units have been redeemed for physical platinum and palladium bullion.

Redemption of Trust Units for Cash

        Subject to the terms of the Trust Agreement, unitholders whose trust units are redeemed for cash will be entitled to receive a redemption price per trust unit equal to 95% of the lesser of: (i) the volume-weighted average trading price of the trust units traded on NYSE Arca or, if trading has been suspended on NYSE Arca, the volume-weighted average trading price of the trust units traded on the TSX, for the last five days on which the respective exchange is open for trading for the month in which the redemption request is processed; and (ii) the NAV of the redeemed trust units, as of 4:00 p.m., Toronto time, on the last day of such month on which NYSE Arca is open for trading. The redemption price is permitted to be less than 100% of the NAV per trust unit pursuant to the Exemptive Relief. See "Exemptions and Approvals". Cash redemption proceeds will be transferred to a redeeming unitholder approximately three business days after the end of the month in which such redemption request is processed by the Trust. Since inception, 1,561 trust units have been redeemed for cash.

        A redemption notice to redeem trust units for cash must be received by the Trust's transfer agent no later than 4:00 p.m., Toronto time, on the 15th day of the month in which the redemption notice will be processed or, if such day is not a business day, then on the immediately following day that is a business day. Any redemption notice to redeem trust units for cash received after such time will be processed in the next month.

Investment and Operating Restrictions

        In making investments on behalf of the Trust, the Manager is subject to certain investment and operating restrictions (the "Investment and Operating Restrictions"), which are set out in the Trust Agreement. The Investment and Operating Restrictions may not be changed without the prior approval of unitholders by way of an extraordinary resolution, which must be approved, in person or by proxy, by unitholders holding trust units representing in aggregate not less than 66 2/3% of the value of the net assets of the Trust as determined in accordance with the Trust Agreement, at a duly constituted meeting of unitholders, or at any adjournment thereof, called and held in accordance with the Trust Agreement, or a written resolution signed by unitholders holding trust units representing in aggregate not less than 66 2/3% of the value of the net assets of the Trust as determined in accordance with the Trust Agreement, unless such change or changes are necessary to ensure compliance with applicable laws, regulations or other requirements imposed from time to time by applicable securities regulatory authorities.

        The Investment and Operating Restrictions provide that the Trust:

  a)
  will invest in and hold a minimum of 90% of the total net assets of the Trust in physical platinum and palladium bullion conforming to the Good Delivery Standards (as defined below) of the LPPM plate or ingot form and hold no more than 10% of the total net assets of the Trust, at the discretion of the Manager, in physical platinum and palladium bullion (in Good Delivery plate or ingot form or otherwise), debt obligations of or guaranteed by the Government of Canada or a province of Canada or by the Government of the United States or a state thereof, short-term commercial paper obligations of a corporation or other person whose short-term commercial paper is rated R-1 (or its equivalent, or higher) by DBRS Limited or its successors or assigns or F-1 (or its equivalent, or higher) by Fitch Ratings or its successors or assigns or A-1 (or its equivalent, or higher) by Standard & Poor's or its successors or assigns or P-1 (or its equivalent, or higher) by Moody's Investor Service or its successors or assigns, interest-bearing accounts and short-term certificates of deposit issued or guaranteed by a Canadian chartered bank or trust company, money market mutual funds, short-term government debt or short-term investment grade corporate debt, or other short-term debt obligations approved by the Manager from time to time (for the purpose of this paragraph, the term "short-term" means having a date of maturity or call for payment not more than 182 days from the date on which the investment is made), except during the 60-day period following the closing of additional offerings or prior to the distribution of the assets of the Trust. "Good Delivery Standards" means the specifications for weight, dimensions, fineness (or purity), identifying marks and appearance, being a minimum fineness (or purity) of 99.95% weighing between 32.151 and 192.904 troy ounces as set forth in "The Good Delivery Rules for Platinum and Palladium Plates and Ingots" published by the LPPM. The Trust is permitted to invest up to 100% of its net assets, taken at market value of the time of purchase, in physical platinum and palladium bullion. See "Exemptions and Approvals".

  b)
  will not invest in platinum or palladium certificates, futures or other financial instruments that represent platinum or palladium or that may be exchanged for platinum or palladium;

  c)
  will store all physical platinum and palladium bullion owned by the Trust at the Mint and/or a sub-custodian of the Mint on a fully allocated basis, provided that physical platinum and palladium bullion held in Good Delivery plate or ingot form may be stored with a custodian or a sub-custodian, as the case may be, only if the physical platinum and palladium bullion will remain Good Delivery while with that custodian or sub-custodian;

  d)
  will not hold any "taxable Canadian Property" within the meaning of the Tax Act;

  e)
  will not purchase, sell or hold derivatives;

  f)
  will not issue trust units except: (i) if the net proceeds per trust unit to be received by the Trust are not less than 100% of the most recently calculated NAV per trust unit prior to, or upon, the determination of the pricing of such issuance; or (ii) by way of trust unit distribution in connection with an income distribution;

  g)
  will ensure that no part of the stored physical platinum and palladium bullion may be delivered out of safekeeping by the Mint (except to an authorized sub-custodian thereof) or, if the physical platinum and palladium bullion is held by another custodian, that custodian, without receipt of an instruction from the Manager in the form specified by the Mint or such custodian indicating the purpose of the delivery and giving direction with respect to the specific amount;

  h)
  will ensure that no director or officer of the Manager or the GP, or representative of the Trust or the Manager will be authorized to enter into the physical platinum and palladium bullion storage vaults without being accompanied by at least one representative of the Mint or its authorized sub-custodian or, if the physical platinum and palladium bullion is held by another custodian, that custodian, as the case may be;

  i)
  will ensure that the physical platinum and palladium bullion remains unencumbered;

  j)
  will inspect or cause to be inspected the stored physical platinum and palladium bullion periodically on a spot-inspection basis and, together with a representative of the Trust's external auditor, physically audit the platinum and palladium bars annually to confirm respective bar numbers;

  k)
  will not guarantee the securities or obligations of any person other than the Manager, and then only in respect of the activities of the Trust;

  l)
  in connection with requirements of the Tax Act, will not make or hold any investment that would result in the Trust failing to qualify as a "mutual fund trust" within the meaning of the Tax Act;

  m)
  in connection with requirements of the Tax Act, will not invest in any security that would be a "tax shelter investment" within the meaning of section 143.2 of the Tax Act;

  n)
  in connection with requirements of the Tax Act, will not invest in the securities of any non-resident corporation, trust or other non-resident entity (or of any partnership that holds such securities) if the Trust (or the partnership) would be required to include any significant amount in income under sections 94 or 94.1 of the Tax Act;

  o)
  in connection with requirements of the Tax Act, will not invest in any security of an issuer that would be a foreign affiliate of the Trust for purposes of the Tax Act; and

  p)
  in connection with requirements of the Tax Act, will not carry on any business and make or hold any investments that would result in the Trust itself being subject to the tax for specified investment flow-through ("SIFT") trusts as provided for in section 122 of the Tax Act (the "SIFT Rules").

Termination of the Trust

        The Trust does not have a fixed termination date but will be terminated in the event there are no trust units outstanding, the Trustee resigns or is removed and no successor trustee is appointed, the Manager resigns and no successor manager is appointed and approved by unitholders, the Manager is in material default of its obligations under the Trust Agreement and such default continues for 120 days from the date the Manager receives notice of such default from the Trustee and no successor manager has been appointed by the unitholders or the Manager experiences certain insolvency events. In addition, the Manager may, in its discretion, terminate the Trust, without unitholder approval, by giving the Trustee and each holder of trust units at the time at least 90 days' notice. To the extent such termination in the discretion of the Manager may involve a matter that would be a "conflict of interest matter" as set forth under applicable Canadian securities legislation, the matter will be referred by the Manager to the independent review committee established by the Manager for its recommendation. In connection with the termination of the Trust, the Trust will, to the extent possible, convert its assets to cash and, after paying or making adequate provision for all of the Trust's liabilities, distribute the net assets of the Trust to unitholders, on a pro rata basis, as soon as practicable after the termination date.

 FEES AND EXPENSES

        This table lists the fees and expenses that the Trust pays for the continued operation of its business and that unitholders may have to pay if they invest in the Trust. Payment of these fees and expenses will reduce the value of the unitholders' investment in the Trust. The unitholders will have to pay fees and expenses directly if they redeem their trust units for physical platinum and palladium bullion.

Fees and Expenses Payable by the Trust

Type of Fee	Amount and Description
Management Fee:

The Trust pays the Manager a monthly management fee equal to 1/12 of 0.50% of the value of net assets of the Trust (determined in accordance with the Trust Agreement), plus any applicable Canadian taxes (such as HST). The management fee is calculated and accrued daily and payable monthly in arrears on the last day of each month.

Operating Expenses:

Except as otherwise described, the Trust is responsible for all costs and expenses incurred in connection with the ongoing operation and administration of the Trust including, but not limited to: the management fee described above and any expenses incurred by the Manager on behalf of the Trust; the fees and expenses payable to and incurred by RBC Investor Services as trustee, valuation agent, and custodian for assets other than physical platinum and palladium bullion; the Mint and any sub-custodians, an investment manager, if any; Equity Financial Trust Company, as registrar and transfer agent of the Trust; storage, transaction and handling costs for physical platinum and palladium bullion; custodian settlement fees; legal, audit, accounting, bookkeeping and record keeping fees and expenses; costs and expenses of reporting to unitholders and conducting unitholder meetings; printing and mailing costs; filing and listing fees payable to applicable securities regulatory authorities and stock exchanges; other administrative expenses and costs incurred in connection with the Trust's continuous disclosure public filing requirements and investor relations; any applicable Canadian taxes payable by the Trust or to which the Trust may be subject (including, without limitation, HST or GST and any PST payable on the importation or delivery and transportation by the Trust of physical palladium bullion to a location in Canada and any PST applicable to physical platinum bullion being brought into any province which imposes PST on such bullion where such importation or delivery and transportation does not occur as a result of a redemption of trust units for physical platinum and palladium bullion); interest expenses and borrowing costs, if any; brokerage expenses and commissions; costs and expenses relating to the issuance of trust units; costs and expenses of preparing financial and other reports; any expenses associated with the implementation and ongoing operation of the independent review committee of the Trust; costs and expenses arising as a result of complying with all applicable laws; and any expenditures incurred upon the termination of the Trust.

Other Fees and Expenses:

The Trust is responsible for the fees and expenses of any action, suit or other proceedings in which, or in relation to which, the Trustee, the Manager, the Mint, RBC Investor Services as custodian of assets other than physical platinum and palladium bullion, any sub-custodian, the registrar and transfer agent, the valuation agent or the underwriters for its offerings and/or any of their respective officers, directors, employees, consultants or agents is entitled to indemnity by the Trust.

        The Trust has retained cash from the net proceeds of its initial public offering of trust units in an amount not exceeding 3% of the net proceeds of such offering, which has been added to its available funds to be used for its ongoing expenses and cash redemptions. From time to time, the Trust will sell physical platinum and palladium bullion to replenish this cash reserve. The Trust will sell such physical platinum and palladium bullion in proportion to its physical holdings of physical platinum and palladium bullion (to the extent practicable) in order to pay expenses or satisfy redemption requests. There is no limit on the total amount of physical platinum and palladium bullion that the Trust may sell in order to pay expenses. Under the Investment and Operating Restrictions, the Trust may hold up to 10% of its total net assets in cash or other specified investments. However, the Manager intends that the cash reserve will not exceed 3% of the value of the NAV at any time.

Fees and Expenses Payable Directly by Unitholders

Type of Fee	Amount and Description
Redemption and Delivery Costs:

Except as set forth below, there are no redemption fees payable upon the redemption of trust units for cash. However, subject to satisfying the minimum redemption amount of 25,000 trust units, a unitholder redeeming trust units for physical platinum and palladium bullion will be responsible for expenses incurred by the Trust in connection with such redemption. These expenses include expenses associated with the handling of the notice of redemption, the delivery and transportation of physical platinum and palladium bullion for trust units that are being redeemed, the applicable platinum and palladium storage in-and-out fees and applicable taxes; including, without limitation, HST or GST and any PST associated with the importation, or delivery and transportation, of physical palladium bullion to a location in Canada and any PST applicable to physical platinum bullion being brought by or on behalf of such redeeming unitholder into any province which imposes PST on such bullion. For greater certainty, the Trust will not be responsible for HST or GST and any PST incurred by a redeeming unitholder on the importation or delivery and transportation of palladium to a location in Canada. Currently, the delivery fee per ounce of physical platinum and palladium bullion is $0.50 and $5.00, respectively, though these fees are subject to change in accordance with the Storage Agreements. The in-and-out fee per plate or ingot of physical platinum bullion is $4.00 and the in-and-out fee per kilogram of physical palladium bullion is $0.30 (with a minimum of $40.00). Assuming the price of platinum to be $1,400 per ounce and the price of palladium to be $640 per ounce, and using current expense estimates, a unitholder redeeming a block of 25,000 trust units for physical platinum and palladium bullion will be responsible for approximately $1,045 in expenses incurred by the Trust in connection with such redemption, representing 0.42% of the value of the bullion represented by the 25,000 trust units so redeemed. For an example of a calculation of fees and expenses associated with a redemption of trust units for physical platinum and palladium bullion, see "Redemption of Units — Redemptions for Physical Platinum and Palladium Bullion — Example of a Redemption for Physical Platinum and Palladium Bullion" in the AIF, which is incorporated by reference herein.

Other Fees and Expenses:	No other charges apply. If applicable, the unitholder may be subject to brokerage commissions or other fees associated with trading the trust units.

RISK FACTORS

        You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included and incorporated by reference herein, including but not limited to the AIF and the Trust's financial statements and the related notes. See "Documents Incorporated by Reference".

        The value of the trust units relates directly to the value of physical platinum and palladium bullion held by the Trust, and fluctuations in the price of platinum or palladium could materially adversely affect an investment in the trust units.

        The principal factors affecting the value of the trust units are factors that affect the price of platinum or palladium. Platinum and palladium bullion are tradable internationally and their prices are generally quoted in U.S. dollars. The price of the trust units depends on, and typically fluctuates with, the prices of platinum and palladium. The prices of platinum and palladium may be affected at any time by many international, economic, monetary and political factors, many of which are unpredictable. These factors include, without limitation:

  •
  global supply and demand, which is influenced by such factors as: (i) forward selling of platinum or palladium by platinum and palladium producers; (ii) purchases made by platinum or palladium producers to unwind platinum or palladium hedge positions; (iii) central bank purchases and sales; (iv) production and cost levels in major platinum- and palladium-producing countries; and (v) new production projects; and (vi) industrial demand for platinum and palladium;

  •
  investors' expectations for future inflation rates;

  •
  exchange rate volatility of the U.S. dollar, the principal currency in which the price of platinum and palladium are generally quoted;

  •
  interest rate volatility; and

  •
  unexpected global, or regional, political or economic incidents.

        Changing tax, royalty, land and mineral rights ownership and leasing regulations in countries in which platinum and palladium are produced may have an impact on market functions and expectations for future platinum and palladium supply. This can affect both share prices of platinum and palladium mining companies and the relative prices of other commodities, which are both factors that may affect investor decisions in respect of investing in platinum and palladium.

        An investment in the Trust will yield long-term gains only if the value of physical platinum and palladium bullion held by the Trust increases in an amount in excess of the Trust's expenses.

        The Trust does not actively trade physical platinum and palladium bullion to take advantage of short-term market fluctuations in the price of platinum or palladium or actively generate other income. Accordingly, the Trust's long-term performance is dependent on the long-term performance of the price of platinum or palladium. As a result, an investment in the Trust will yield long-term gains only if the value of physical platinum and palladium bullion held by the Trust increases in an amount in excess of the Trust's expenses.

        A redemption of trust units for cash will yield a lesser amount than selling the trust units on NYSE Arca or the TSX, if such a sale is possible.

        Because the cash redemption value of the trust units is based on 95% of the lesser of: (i) the volume-weighted average trading price of the trust units traded on NYSE Arca or, if trading has been suspended on NYSE Arca, the volume-weighted average trading price of the trust units traded on the TSX, for the last five days on which the respective exchange is open for trading for the month in which the redemption request is processed and (ii) the aggregate value of the NAV per trust unit of the redeemed trust units, on the last day of the month on which NYSE Arca is open for trading for the month in which the redemption request is processed, redeeming the trust units for cash will generally yield a lesser amount than selling the trust units on NYSE Arca or the TSX, assuming such a sale is possible. You should consider the manner in which the cash redemption value is determined before exercising your right to redeem your trust units for cash.

        If a unitholder redeems trust units for physical platinum and palladium bullion and requests to have the platinum and palladium delivered to a destination other than an institution authorized to accept and hold Good Delivery plates or ingots, the physical platinum and palladium bullion will no longer be deemed Good Delivery once it has been delivered.

        Good Delivery plates and ingots have the advantage that a purchaser generally will accept such plates and ingots as consisting of Good Delivery Standards without assaying or otherwise testing them. This provides Good Delivery plates and ingots with added liquidity as a sale of such plates and ingots can be completed more easily than the sale of plates and ingots that are not Good Delivery. The Trust will only purchase physical platinum and palladium bullion that is certified Good Delivery, and physical platinum and palladium bullion owned by the Trust will retain its status as Good Delivery while it is stored at the Mint or the sub-custodian of the Mint. If a unitholder redeems trust units for physical platinum and palladium bullion and has such bullion delivered to an institution authorized to accept and hold Good Delivery plates and ingots through an armored transportation service carrier that is eligible to transport Good Delivery plates and ingots, it is likely that the physical platinum and palladium bullion delivered to the redeeming unitholder in respect of the redemption will retain its Good Delivery status while in the custody of that institution. However, if the redeeming unitholder instructs that physical platinum and palladium bullion be delivered to a destination other than such an institution, physical platinum and palladium bullion delivered to the redeeming unitholder in respect of the redemption will no longer be deemed Good Delivery once such physical platinum and palladium bullion has been delivered pursuant to the redeeming unitholder's delivery instructions, which may make a future sale of such physical platinum and palladium bullion more difficult.

        Physical platinum and/or palladium bullion received in Canada by a redeeming unitholder will be subject to sales tax, and physical platinum and/or palladium bullion received in a province by a redeeming unitholder may (depending on the province) also be subject to PST.

        A redeeming unitholder that receives physical palladium bullion in Canada will be required to pay HST or GST and PST on the value of the physical palladium bullion received. The rate of HST or GST and any PST will differ based on the province or territory in which the physical palladium bullion is delivered or made available to the redeeming unitholder. The HST or GST and any PST applicable to the physical palladium bullion represents an additional cost for the redeeming unitholder when it redeems trust units for physical platinum and palladium bullion.

        In addition, depending on the province or territory in which physical platinum bullion is delivered or made available to a redeeming unitholder, PST may also be payable by such unitholder.

        Because the Trust's physical palladium bullion is held outside of North America, transportation expenses for physical palladium bullion in the event of a redemption will be higher than if the Trust's palladium was held in North America.

        A unitholder redeeming trust units for physical platinum and palladium bullion will be responsible for expenses incurred in connection with such redemption. These expenses include expenses associated with the handling of the notice of redemption, the delivery and transportation of physical platinum and palladium bullion for trust units that are being redeemed, the applicable platinum and palladium storage in-and-out fees and applicable taxes. As the Trust's physical palladium bullion is held at Loomis in London or Zurich, depending on where the unitholder wishes to have his, her or its physical platinum and palladium delivered, the expenses associated with the delivery of physical palladium bullion to the unitholder from Loomis may be greater than the expenses associated with the transportation of physical platinum bullion from the Mint and greater than if the palladium had been held at the Mint or another location in North America.

        Fluctuations in the prices of physical platinum and palladium bullion may result in the Trust having a greater proportion of its assets invested in physical platinum or palladium bullion than at the time the Trust purchased bullion with the proceeds of an offering.

        The Manager intends to purchase approximately equal dollar amounts of each of physical platinum and palladium bullion in an aggregate amount approximately equal to the net proceeds of its offerings less the amount to be held by the Trust to pay ongoing expenses. Fluctuations in the prices of physical platinum and palladium bullion after such purchase may, over time, result in the Trust having a greater proportion by value of its assets invested in physical platinum or palladium bullion than at the time the Trust purchased bullion with the proceeds of an offering. The Trust will not rebalance the Trust's invested assets in physical platinum and palladium bullion back to equal weight following the closing of its initial public offering, but may in the future allocate any additional proceeds raised in subsequent offerings of trust units with a view to balancing the value of the Trust's holdings of physical platinum and palladium bullion at then current prices.

        It may take longer for a redeeming unitholder to receive physical palladium bullion than physical platinum bullion.

        If a unitholder redeems trust units for physical platinum and palladium bullion, the unitholder's physical platinum and palladium bullion will be transported by an armored transportation service carrier engaged by or on behalf of the redeeming unitholder. As the Trust's physical palladium bullion is stored at Loomis in London or Zurich, depending on where the unitholder wishes to have the physical platinum and palladium delivered, the amount of time it will take to deliver physical palladium bullion to the unitholder may be greater than the amount of time it will take to deliver physical platinum bullion from the Mint.

        Unitholders who wish to exercise redemption privileges for physical platinum and palladium bullion may not receive the entire amount of their redemption proceeds in physical platinum and palladium bullion.

        Unitholders wishing to redeem trust units for physical platinum and palladium bullion may not receive bullion in proportion to the value of the physical platinum and palladium bullion held by the Trust or at all. The amount of physical platinum and palladium bullion a redeeming unitholder is entitled to receive is determined by the Manager by allocating the Redemption Amount to physical platinum and palladium bullion in direct proportion to the value of physical platinum and palladium bullion held by the Trust at the time of the redemption and the make-up of the Trust's inventory of plates and ingots, as the case may be, of platinum and palladium. Any portion of platinum or palladium bullion not available at the time of redemption will be paid in cash at a rate equal to 100% of aggregate value of the NAV per trust unit of such unavailable amount.

        The Trust may conduct further offerings of trust units from time to time, at which time it will offer trust units at a price that will be at or above the NAV per trust unit at the time of the offering but that may be below the trading price of the trust units on NYSE Arca or TSX at that time.

        The Trust may conduct further offerings of trust units from time to time. Under the provisions of the Trust Agreement, the net proceeds to the Trust of any offering must be at or above the NAV per trust unit prior to, or upon determining the pricing of, the offering. Follow-on offerings of securities of issuers that are traded on an exchange usually are priced below the trading price of such securities at the time of an offering to induce investors to purchase securities in the follow-on offering rather than through the exchange on which such securities are traded. Consequently, the price to the public at which such units are offered likely will be below the trading price of trust units on NYSE Arca or TSX at the time of the offering, which may have the effect of lowering the trading price of the trust units immediately after the pricing of such follow-on offering. The Manager may, from time to time and in its sole discretion, pay some or all of the expenses associated with an offering of trust units.

        The trading price of trust units on NYSE Arca and the TSX is not predictable and may be affected by factors beyond the control of the Trust.

        The Trust cannot predict whether the trust units will trade above, at or below the NAV per trust unit. The trading price of trust units may not closely track the value of the Trust's physical platinum and palladium bullion, and trust units may trade, and in the past have traded, on NYSE Arca or the TSX at a significant premium or discount from time to time. In addition to changes in the value of physical platinum and palladium bullion, the trading price of trust units may be affected by other factors beyond the control of the Trust, which may include the following: macroeconomic developments in North America and globally; market perceptions of attractiveness of physical platinum and palladium bullion as an investment; the lessening in trading volume and general market interest in the trust units which may affect a unitholder's ability to trade significant numbers of trust units; and the size of the Trust's public float which may limit the ability of some institutions to invest in the trust units. An adverse development with regard to one or more of these factors may lead to a decrease in platinum and palladium trading prices. A decline in prices of platinum and palladium bullion would decrease the NAV and the NAV per trust unit.

        The sale of physical platinum and palladium bullion by the Trust to pay expenses and to cover certain redemptions will reduce the amount of physical platinum and palladium bullion represented by each trust unit on an ongoing basis irrespective of whether the trading price of the trust units rises or falls in response to changes in the price of platinum or palladium.

        Each outstanding trust unit represents an equal, fractional, undivided ownership interest in the net assets of the Trust attributable to the trust units. As the Trust does not expect to generate any net income and will sell physical platinum and palladium bullion over time on an as-needed basis to pay for its ongoing expenses and to cover certain redemptions, the amount of physical platinum and palladium bullion represented by each trust unit will, and the NAV per trust unit may, gradually decline over time. This is true even if additional trust units are issued in future offerings of trust units by the Trust from time to time, as the amount of physical platinum and palladium bullion acquired by the proceeds of any such future offering of trust units will proportionately reflect the amount of physical platinum and palladium bullion represented by such units. Assuming constant platinum and palladium prices, the trading price of the trust units is expected to gradually decline as the amount of physical platinum and palladium bullion represented by the trust units gradually declines. The trust units will only maintain their original value if the price of platinum or palladium increases enough to offset the Trust's expenses.

        Investors should be aware that the gradual decline in the amount of physical platinum and palladium bullion held by the Trust will occur regardless of whether the trading price of the trust units rises or falls in response to changes in the price of such bullion.

        The sale of the Trust's physical platinum and palladium bullion to pay expenses or to cover certain redemptions at a time of low platinum or palladium prices could adversely affect the value of the net assets of the Trust.

        The Manager will sell physical platinum and palladium bullion held by the Trust in proportion to the value of its physical holdings of physical platinum and palladium bullion (to the extent practicable) to pay Trust expenses or to cover certain redemptions on an as-needed basis irrespective of then-current prices of such bullion, and no attempt will be made to buy or sell physical platinum and palladium bullion to protect against or to take advantage of fluctuations in the prices of platinum and palladium bullion. Consequently, the Trust's physical platinum and palladium bullion may be sold at a time when platinum and palladium prices are low. Sales at relatively lower prices for such physical platinum and palladium bullion will require the sale of more physical platinum and palladium bullion, which in turn will have an adverse effect on the value of the net assets of the Trust and the NAV per trust unit.

        The Trust does not insure its assets and there may not be adequate sources of recovery if its physical platinum and palladium bullion is lost, damaged, stolen or destroyed.

        The Trust does not insure its assets, including the physical platinum and palladium bullion stored at the Mint or the sub-custodian of the Mint. Consequently, if there is a loss of assets of the Trust through theft, destruction, fraud or otherwise, the Trust and unitholders will need to rely on insurance carried by applicable third parties, if any, or on such third party's ability to satisfy any claims against it. The amount of insurance available or the financial resources of a responsible third party may not be sufficient to satisfy the Trust's claim against such party. Also, unitholders are unlikely to have any right to assert a claim directly against such third party; such claims may only be asserted by the Manager on behalf of the Trust. In addition, if a loss is covered by insurance carried by a third party, the Trust, which is not a beneficiary on such insurance, may have to rely on the efforts of the third party to recover its loss. This may delay or hinder the Trust's ability to recover its loss in a timely manner or otherwise.

        A loss with respect to the Trust's physical platinum and palladium bullion that is not covered by insurance and for which compensatory damages cannot be recovered would have a negative impact on the NAV per trust unit and would adversely affect an investment in the trust units. In addition, any event of loss may adversely affect the operations of the Trust and, consequently, an investment in the trust units.

        If there is a loss, damage or destruction of the Trust's physical platinum and palladium bullion in the custody of the Mint and the Manager, on behalf of the Trust, does not give timely notice, all claims against the Mint will be deemed waived.

        In the event that either party to the Storage Agreements discovers physical loss, damage or destruction of the Trust's physical platinum or palladium bullion in the Mint's custody, care and control, such party must give written notice to the other party within one Mint business day after its discovery of any such loss, damage or destruction, but, in the event that the Manager receives a written notice from the Mint in which a discrepancy in the quantity of physical platinum and palladium bullion first appears, it shall give the Mint a notice of loss no later than 60 days following receipt of said written statement. Should the Manager, for and on behalf of the Trust, either fail to give a notice of loss with respect to a loss, damage or destruction of physical platinum and palladium bullion or fail to bring an action, suit or proceeding within 12 months from the discovery of a loss, damage or destruction, notwithstanding that a notice of loss has been given, all claims with respect to such loss, damage or destruction shall be deemed to be waived and no action, suit or other proceeding can be brought against the Mint. The loss of the right to make a claim or of the ability to bring an action, suit or other proceeding against the Mint may mean that any such loss will be non-recoverable, which will have an adverse effect on the value of the net assets of the Trust and the NAV per trust unit.

        RBC Investor Services, the Mint and other service providers engaged by the Trust may not carry adequate insurance to cover claims against them by the Trust.

        Unitholders cannot be assured that RBC Investor Services, the Mint or other service providers engaged by the Trust will maintain any insurance with respect to the Trust's assets held or the services that such parties provide to the Trust and, if they maintain insurance, that such insurance is sufficient to satisfy any losses incurred by them in respect of their relationship with the Trust. In addition, none of the Trust's service providers are required to include the Trust as a named beneficiary of any such insurance policies that are purchased. Accordingly, the Trust will have to rely on the efforts of the service provider to recover from their insurer compensation for any losses incurred by the Trust in connection with such arrangements.

        All redemptions will be determined using U.S. dollars, which will expose redeeming non-U.S. unitholders to currency risk.

        All redemptions will be determined using U.S. dollars. All redeeming unitholders will receive any cash amount to which the unitholder is entitled in connection with the redemption in U.S. dollars, and will be exposed to the risk that the exchange rate between the U.S. dollar and the other currency in which the unitholder generally operates will result in a lesser redemption amount than the unitholder would have received if the redemption amount had been calculated and delivered in such other currency. In addition, because any cash as a result of the redemption will be delivered in U.S. dollars, the redeeming unitholder may be required to open or maintain an account that can receive deposits of U.S. dollars.

        In the event any of the Trust's physical platinum or palladium bullion is lost, damaged, stolen or destroyed, recovery may be limited to the market value of such physical platinum and palladium bullion at the time the loss is discovered.

        If there is a loss due to theft, loss, damage, destruction or fraud or otherwise with respect to any physical platinum or palladium bullion held by one of the Trust's custodians or sub-custodians and such loss is found to be the fault of such custodian or sub-custodian, the Trust may not be able to recover more than the market value of physical platinum or palladium bullion at the time the loss is discovered. If the market value of such physical platinum or palladium bullion increases between the time the loss is discovered and the time the Trust receives payment for its loss and purchases physical platinum or palladium bullion to replace the losses, less physical platinum or palladium bullion will be acquired by the Trust and the value of the net assets of the Trust will be negatively affected.

        A redeeming unitholder that suffers loss of, or damage to, its physical platinum and palladium bullion during delivery from the Mint or the sub-custodian of the Mint will not be able to claim damages from the Trust, the Mint or the Mint's sub-custodian.

        If a unitholder exercises its option to redeem trust units for physical platinum and palladium bullion, the unitholder's physical platinum and palladium bullion will be transported by an armored transportation service carrier engaged by or on behalf of the redeeming unitholder. Because ownership of the physical platinum and palladium bullion will transfer to such unitholder at the time the Mint or its sub-custodian surrenders the physical platinum and palladium bullion to the armored transportation service carrier, the redeeming unitholder will bear the risk of loss from the moment the armored transportation service carrier takes possession of physical platinum and palladium bullion on behalf of such unitholder. In the event of any loss or damage in connection with the delivery of any part of the physical platinum or palladium bullion after such time, such unitholder will not be able to claim damages from the Trust, the Mint or its sub-custodian, but will instead need to bring a claim against the armored transportation service carrier.

        Because the Trust primarily invests in physical platinum and palladium bullion, an investment in the Trust may be more volatile than an investment in a more broadly diversified portfolio.

        The Trust is primarily invested at all times in physical platinum and palladium bullion. As a result, the Trust's holdings are not diversified. Accordingly, the NAV per trust unit may be more volatile than another investment vehicle with a more broadly diversified portfolio and may fluctuate substantially over time. An investment in the Trust may be deemed speculative and is not intended as a complete investment program. An investment in trust units should be considered only by persons financially able to maintain their investment and who can bear the risk of loss associated with an investment in the Trust. Investors should review closely the objective and strategy, the Investment and Operating Restrictions and the redemption provisions of the Trust as outlined herein and familiarize themselves with the risks associated with an investment in the Trust.

        Under Canadian law, the Trust and unitholders may have limited recourse against the Mint.

        The Mint is a Canadian Crown corporation. A Crown corporation may be sued for breach of contract or for wrongdoing in tort where it has acted on its own behalf or on behalf of the Crown. However, a Crown corporation may be entitled to immunity if it acts as agent of the Crown rather than in its own right and on its own behalf. The Mint has entered into the Storage Agreements relating to the custody of the Trust's physical platinum and palladium bullion on its own behalf and not on behalf of the Crown; nevertheless, a court may determine that, when acting as custodian of the Trust's physical platinum and palladium bullion, the Mint acted as agent of the Crown and, accordingly, that the Mint may be entitled to immunity of the Crown. Consequently, the Trust or a unitholder may not be able to recover for any losses incurred as a result of the Mint's acting as custodian of the Trust's physical platinum and palladium bullion.

        A notice of redemption is irrevocable.

        In order to redeem trust units for cash or physical platinum and palladium bullion, a unitholder must provide a notice of redemption to the Trust's transfer agent. Except when redemptions have been suspended by the Manager, once a notice of redemption has been received by the transfer agent, it can no longer be revoked by the unitholder under any circumstances, though it may be rejected by the transfer agent if it does not comply with the requirements for a notice of redemption. See "Redemption of Units".

        The Mint may become a private enterprise, in which case its obligations will not constitute the unconditional obligations of the Government of Canada.

        In the past, there has been speculation regarding whether the Government of Canada might privatize the Mint. The Mint will not remain a Crown corporation if the Government of Canada privatizes the Mint. If the Mint were to become a private entity, its obligations would no longer generally constitute unconditional obligations of the Government of Canada and, although it would continue to be responsible for and bear the risk of loss of, and damage to, the Trust's physical platinum and palladium bullion that is in its custody, there would be no assurance that the Mint would have the resources to satisfy claims of the Trust against the Mint based on a loss of, or damage to, the Trust's physical platinum and palladium bullion in the custody of the Mint.

        The Trust may terminate and liquidate at a time that is disadvantageous to unitholders.

        If the Trust is required to terminate and liquidate or the Manager determines to terminate and liquidate the Trust, such termination and liquidation could occur at a time which is disadvantageous to unitholders, such as when platinum or palladium prices are lower than the prices for such bullion at the time when unitholders purchased their trust units. In such a case, when the Trust's physical platinum and palladium bullion is sold as part of the Trust's liquidation, the resulting proceeds distributed to unitholders will be less than if the prices for such bullion were higher at the time of sale. In certain circumstances, the Manager has the ability to terminate the Trust without the consent of unitholders. The Manager's interests may differ from those of the unitholders, and the Manager may terminate the Trust at a time that is not advantageous for the unitholder. See "Termination of the Trust" for more information about the termination of the Trust, including when the termination of the Trust may be triggered by events outside the direct control of the Manager, the Trustee or the unitholders.

        The trust units may trade at a price which is at, above or below the NAV per trust unit, and any discount or premium in the trading price relative to the NAV per trust unit may widen as a result of non-concurrent trading hours between NYSE Arca, LPPM and the TSX.

        Trust units may trade in the market at a premium or discount to the NAV per trust unit. This risk is separate and distinct from the risk that the NAV per trust unit may decrease.

        The amount of the discount or premium in the trading price relative to the NAV per trust unit may be influenced by non-concurrent trading hours between the LPPM, which is the main global exchange on which platinum and palladium for physical delivery is traded, and NYSE Arca and the TSX. Liquidity in the global platinum and palladium markets will be reduced after the close of regular trading hours on the LPPM at 4:00 p.m. London, UK time (11:00 a.m. Eastern time). The trust units will trade on NYSE Arca and the TSX until 4:00 p.m. Eastern time. As a result of the reduced liquidity in the global platinum and palladium markets after the close of regular trading hours on the LPPM, trading spreads, and the resulting premium or discount to the NAV per trust unit may widen between the close of regular trading hours for the bullion on LPPM and 4:00 p.m. Eastern time.

        The Trust may suspend redemptions, which may affect the trading price of the trust units.

        In certain circumstances, the Manager, on behalf of the Trust, may suspend the right of unitholders to request a redemption of their trust units or postpone the date of delivery or payment of the redemption proceeds of the Trust (whether physical platinum and palladium bullion or cash, as the case may be) with the prior approval of Canadian securities regulatory authorities having jurisdiction, where required. Such circumstances include any period during which the Manager determines that conditions exist which render impractical the sale of assets of the Trust or which impair the ability of the Manager to determine the value of the assets of the Trust or the redemption amount for the trust units. This may affect the trading price of the trust units at a time when an investor wishes to sell its trust units on NYSE Arca or the TSX. Accordingly, trust units may not be an appropriate investment for investors who seek immediate liquidity or access to platinum or palladium.

        The market for trust units and the liquidity of trust units may be adversely affected by competition from other methods of investing in physical platinum and palladium bullion.

        The Trust competes with other financial vehicles, including traditional debt and equity securities issued by companies in the resource industry and other securities backed by or linked to platinum or palladium, direct investments in platinum or palladium and investment vehicles similar to the Trust. Market and financial conditions, and other conditions beyond the Manager's control, may make it more attractive to invest in other financial vehicles or to invest in platinum or palladium directly, which could limit the market for the trust units and reduce the liquidity of the trust units and, accordingly, the price received for sales of trust units on NYSE Arca or the TSX.

        A slowdown in the automobile industry may have the effect of causing a decline in the prices of platinum and palladium and a corresponding decline in the trading price of the trust units on NYSE Arca and the TSX.

        Autocatalysts, automobile components that use platinum and palladium, accounted for approximately 40% of the global demand in platinum and 69% of the global demand in palladium in 2014. Reduced automotive industry sales may result in a decline in demand for autocatalysts. This means that a decline in the global automotive industry may impact the price of platinum and palladium and affect the trading price of the trust units on NYSE Arca and the TSX.

        Large-scale sales of platinum or palladium could decrease the price of such platinum or palladium and adversely affect an investment in the trust units.

        The possibility of large-scale sales of platinum or palladium may have a short-term negative impact on the price of platinum or palladium and adversely affect an investment in the trust units. Large scale sales of platinum or palladium may impair the price performance of such bullion, which would, in turn, adversely affect an investment in the units.

        The Trust will sell physical platinum and palladium bullion to provide available funds for its expenses and for any cash redemptions.

        The Trust has retained cash from the net proceeds of its initial public offering in an amount not in excess of 3% of the net proceeds of the offering in order to provide available funds for expenses and any cash redemptions. If the Trust's expenses are higher than estimated, the Trust may need to sell physical platinum and palladium bullion earlier than anticipated to meet its expenses and any cash redemptions. In addition, from time to time the Trust will sell physical platinum and palladium bullion as required to replenish its cash reserve to meet its expenses and any cash redemptions. Such sales may result in a reduction of the NAV per trust unit and the trading price of the trust units. There is no limit on the total amount of such physical platinum and palladium bullion that the Trust may sell in order to pay expenses.

        Unitholders do not have the protections associated with ownership of shares in an investment company registered under the U.S. Investment Company Act of 1940, as amended, or the protections afforded by the Commodity Exchange Act.

        The Trust is not registered as an investment company under the U.S. Investment Company Act of 1940, as amended, and is not required to register under such act. Consequently, unitholders do not have the regulatory protections provided to investors in investment companies. The Trust does not and will not hold or trade in commodity futures contracts regulated by the Commodity Exchange Act of 1936, as administered by the U.S. Commodity Futures Trading Commission (the "CFTC"). Furthermore, the Trust is not a commodity pool for purposes of the Commodity Exchange Act, and none of the Manager, the Trustee or the underwriters is subject to regulation by the CFTC as a commodity pool operator or a commodity trading advisor in connection with the trust units. Consequently, unitholders do not have the regulatory protections provided to investors in Commodity Exchange Act-regulated instruments or commodity pools nor may COMEX or any futures exchanges enforce its rules with respect to the Trust's activities. In addition, unitholders do not benefit from the protections afforded to investors in platinum or palladium futures contracts on regulated futures exchanges.

        The Manager and its affiliates also manage other funds that may invest in physical platinum and palladium bullion and conflicts of interest by the Manager or its affiliates may occur.

        Pursuant to the Management Agreement and the Trust Agreement, the Manager is responsible for the day-to-day business and operation of the Trust and, therefore, exercises significant control over the Trust. The Manager may have different interests than the unitholders and consequently may act in a manner that is not advantageous to unitholders at any particular time.

        The Manager and the GP, the GP's directors and officers, and their respective affiliates and associates may engage in the promotion, management or investment management of other accounts, funds or trusts that invest primarily in physical platinum or palladium bullion, or both. The Manager currently manages other investment funds which may include platinum or palladium as part of their portfolios from time to time. It is possible that at certain times the staff of the Manager may have conflicts in allocating their time and services among the Trust and the other accounts, funds or trusts managed by the Manager. The amount of time that the Manager devotes to each of the mutual funds and hedge funds it manages varies significantly depending on market conditions.

        The Trust's obligation to reimburse the Trustee, the Manager, the underwriters or certain parties related to them for certain indemnified liabilities could adversely affect an investment in the trust units.

        Under certain circumstances, the Trust might be subject to significant indemnification obligations in favor of the Trustee, the Manager, an underwriter or certain parties related to them. The Trust does not carry any insurance to cover such potential obligations and, to the Manager's knowledge, none of the foregoing parties are insured for losses for which the Trust has agreed to indemnify them. Any indemnification paid by the Trust would reduce the value of net assets of the Trust and, accordingly, the NAV per trust unit.

        Unitholders are not entitled to participate in management of the Trust.

        Unitholders are not entitled to participate in the management or control of the Trust or its operations, except to the extent of exercising their right to vote their trust units when applicable. Unitholders do not have any input into the Trust's daily activities.

        The rights of unitholders differ from those of shareholders of a corporation.

        Because the Trust is organized as a trust rather than a corporation, the rights of unitholders are set forth in the Trust Agreement rather than in a corporate statute. This means that unitholders do not have the statutory rights normally associated with the ownership of shares in an Ontario corporation. For example, the Trust is not subject to minimum quorum requirements, is not required to hold annual meetings, and has no officers or directors. Unitholders have the right to vote on matters brought before unitholders in accordance with the Trust Agreement but do not have a right to elect the Manager, though unitholders do have the right to remove the Manager in certain circumstances. In addition, unitholders do not have the right to bring "oppression" or "derivative" suits.

        The investment objective and restrictions of the Trust and the attributes of a particular class or series of a class of trust units may be changed by way of an extraordinary resolution of all unitholders and unitholders of such class or series of a class of trust units, respectively.

        The investment objective and restrictions of the Trust and the attributes of a particular class or series of a class of trust units may be changed by extraordinary resolution as determined in accordance with the Trust Agreement. "Extraordinary resolution" means a resolution passed in person or by proxy, by unitholders holding trust units in aggregate not less than 66 2/3% of the value of the net assets of the Trust as determined in accordance with the Trust Agreement, at a duly constituted meeting of unitholders, or at any adjournment thereof, called and held in accordance with the Trust Agreement, or a written resolution signed by unitholders holding trust units representing in aggregate not less than 66 2/3% of the value of the net assets of the Trust as determined in accordance with the Trust Agreement. Such changes to the investment objective or restrictions of the Trust or the attributes of the trust units may be more favorable or less favorable to unitholders than the investment objective or restrictions of the Trust or the attributes of the trust units, as the case may be. The value of the trust units sold in a future offering of the Trust may decrease as a result of such changes.

        Substantial redemptions of trust units may affect the liquidity and trading price of trust units and increase the pro rata expenses per trust unit.

        Substantial redemptions of trust units could result in a decrease in the trading liquidity of the trust units and increase the amount of Trust expenses allocated to each remaining trust unit. Such increased expenses may reduce the value of the net assets of the Trust, the NAV per trust unit and the trading price of the trust units.

        Fluctuation in foreign exchange rates may have an adverse effect on the Trust and on the trading price of the trust units.

        The Trust maintains its accounting records, reports its financial position and purchases physical platinum and palladium bullion in U.S. dollars. As certain of the Trust's expenses are paid in Canadian dollars, an increase in the value of the Canadian dollar would increase the reported expenses of the Trust that are payable in Canadian dollars, which could result in the Trust being required to sell more physical platinum and palladium bullion to pay its expenses. Further, such appreciation could adversely affect the Trust's reported financial results, which may have an adverse effect on the trading price of the trust units.

        The Trust expects to be a passive foreign investment company, which may have adverse U.S. federal income tax consequences to U.S. Holders who do not make certain elections.

        Based on its method of operation, the Trust expects to be treated as a passive foreign investment company (a "PFIC") for U.S. federal income tax purposes. Therefore, a U.S. Holder of the trust units that does not make a Qualified Electing Fund ("QEF") election or a mark-to-market election with respect to the trust units generally will be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of the trust units as if the excess distribution or gain had been recognized ratably over the U.S. Holder's holding period for the trust units. A U.S. Holder generally may mitigate these U.S. federal income tax consequences by making a QEF election, or, to a lesser extent, a mark-to-market election. See "Material Tax Considerations — Material U.S. Federal Income Tax Considerations" for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. Holders arising from the Trust's status as a PFIC and the procedures for making a QEF election or a mark-to-market election.

        A U.S. Holder that makes a QEF election with respect to his, her or its trust units may be required to include amounts in income for U.S. federal income tax purposes if any holder redeems trust units for cash or physical platinum and palladium bullion.

        As noted above and described in detail under "Material Tax Considerations — Material U.S. Federal Income Tax Considerations", a U.S. Holder generally may mitigate the U.S. federal income tax consequences under the PFIC rules of holding trust units by making a QEF election. A U.S. Holder that makes a QEF election must report each year for U.S. federal income tax purposes his, her or its pro rata share of the Trust's ordinary earnings and the Trust's net capital gain, if any, regardless of whether or not distributions were received from the Trust by the U.S. Holder. If any holder redeems trust units for physical platinum and palladium bullion (regardless of whether the holder requesting redemption is a U.S. Holder or has made a QEF election), the Trust will be treated as if it sold the physical and palladium bullion for its fair market value. As a result, all the U.S. Holders who have made a QEF election will be required to currently include in their income their pro rata share of the Trust's gain from such deemed disposition (which generally will be taxable to non-corporate U.S. Holders at a maximum rate of 28% under current law if the Trust has held the physical platinum and palladium bullion for more than one year), even though such deemed disposition is not attributable to any action on their part. If any holder redeems trust units for cash and the Trust sells physical platinum and palladium bullion to fund the redemption (regardless of whether the holder requesting redemption is a U.S. Holder or has made a QEF election), all the U.S. Holders who have made a QEF election similarly will include in their income their pro rata share of the Trust's gain from the sale of the physical platinum and palladium bullion, which will be taxable as described above, even though the Trust's sale of physical platinum and palladium bullion is not attributable to any action on their part. See "Material Tax Considerations — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Taxation of U.S. Holders Making a Timely QEF Election".

        Unitholders may be liable for obligations of the Trust to the extent the Trust's obligations are not satisfied out of the Trust's assets.

        The Trust Agreement provides that no unitholder will be subject to any liability whatsoever, in tort, contract or otherwise, to any person in connection with the investment obligations, affairs or assets of the Trust and all such persons will look solely to the Trust's assets for satisfaction of claims of any nature arising out of or in connection therewith. Also, under the Trust Beneficiaries' Liability Act, 2004 (Ontario), holders of units of a trust governed by the laws of the Province of Ontario that is a reporting issuer under the Securities Act (Ontario) (as the Trust is) are not, as beneficiaries, liable for any act, default, obligation or liability of the trust. Notwithstanding the above, there is a risk that a unitholder could be held personally liable for obligations of the Trust to the extent that claims are not satisfied out of the assets of the Trust if a court finds: (i) that Ontario law does not govern the ability of a third party to make a claim against a beneficiary of a trust and that the applicable governing law permits such a claim; or (ii) that the unitholder was acting in a capacity other than as a beneficiary of the trust. In the event that a unitholder should be required to satisfy any obligation of the Trust, under the Trust Agreement, such unitholder will be entitled to reimbursement from any available assets of the Trust.

        Canadian registered plans that redeem their trust units for physical platinum and palladium bullion may be subject to adverse consequences.

        Physical platinum and palladium bullion received by a Canadian registered plan, such as a registered retirement savings plan, on a redemption of trust units for physical platinum and palladium bullion will not be a qualified investment for such plan. Accordingly, such plans (and in the case of certain plans, the annuitants or beneficiaries thereunder or holders thereof) may be subject to adverse Canadian tax consequences including, in the case of registered education savings plans, revocation of such plans.

        If the Trust ceases to qualify as a mutual fund trust for Canadian income tax purposes, it or the unitholders could become subject to material adverse consequences.

        In order to qualify as a mutual fund trust under the Tax Act, the Trust must comply with various requirements contained in the Tax Act, including (in many or most circumstances) requirements to hold substantially all its property in assets (such as physical platinum and palladium bullion and cash) that are not "taxable Canadian property", and to restrict its undertaking to the investing of its funds. See "Material Tax Considerations — Material Canadian Federal Income Tax Considerations — Qualification as a Mutual Fund Trust". If the Trust were to cease to qualify as a mutual fund (whether as a result of a change of law or administrative practice, or due to its failure to comply with the current Canadian requirements for qualification as a mutual fund trust), it may experience various potential adverse consequences, including becoming subject to a requirement to withhold tax on distributions made to non-resident unitholders of any capital gains realized from the dispositions of physical platinum and palladium bullion and the trust units not qualifying for investment by Canadian registered plans and trust units ceasing to qualify as "Canadian securities" for the purposes of the election provided in subsection 39(4) of the Tax Act.

        If the Trust were to carry on a business in Canada in a taxation year or acquire securities that were "non-portfolio properties", it could become subject to tax at full corporate tax rates on some or all of its income for that year.

        The Manager anticipates that the Trust will make sufficient distributions in each year of any income (including taxable capital gains) realized by the Trust for Canadian tax purposes in the year so as to ensure that it will not be subject to Canadian income tax on such income. Such income generally will become subject to Canadian income tax at full corporate rates if the Trust becomes a SIFT trust, even if distributed in full. If the Trust, contrary to its investment restrictions, were to carry on a business in Canada in a taxation year and use its property in the course of any such business, or acquire securities that were "non-portfolio properties", it could become a SIFT trust. The anticipated activities of the Trust are intended to avoid having the Trust characterized as a SIFT trust. The CRA may take a different (and adverse) view of this issue and characterize the Trust as a SIFT trust. If the Trust were a SIFT trust for a taxation year of the Trust, it would effectively be taxed similarly to a corporation on income and capital gains in respect of such non-portfolio properties at a combined federal/provincial tax rate comparable to rates that apply to income earned and distributed by Canadian corporations. Distributions of such income received by unitholders would be treated as dividends from a taxable Canadian corporation. See "Material Tax Considerations — Material Canadian Federal Income Tax Considerations — SIFT Trust Rules".

        If the Trust treats distributed gains as being on capital account and the CRA later determines that the gains were on income account, then Canadian withholding taxes would apply to the extent that the Trust has distributed the gains to non-resident unitholders and Canadian resident unitholders could be reassessed to increase their taxable income. Any taxes borne by the Trust itself would reduce the NAV per trust unit and the trading prices of the trust units.

        The Manager anticipates that the Trust generally will treat gains (or losses) as a result of dispositions of physical platinum and palladium bullion as capital gains (or capital losses), although depending on the circumstances, it may instead include (or deduct) the full amount of such gains in computing its income. See "Material Tax Considerations — Material Canadian Federal Income Tax Considerations — Canadian Taxation of the Trust". If any transactions of the Trust are reported by it on capital account but are subsequently determined by the CRA to be on income account, there may be an increase in the net income of the Trust for tax purposes and the taxable component of redemption proceeds (or any other amounts) distributed to unitholders, with the result that Canadian resident unitholders could be reassessed by the CRA to increase their taxable income by the amount of such increase, and non-resident unitholders potentially could be assessed directly by the CRA for Canadian withholding tax on the amount of net gains on such transactions that were treated by the CRA as having been distributed to them. The CRA can assess the Trust for a failure of the Trust to withhold tax on distributions made by it to non-resident unitholders that are subject to withholding tax, and typically would do so rather than assessing the non-resident unitholders directly. Accordingly, any such re-determination by the CRA may result in the Trust being liable for unremitted withholding taxes on prior distributions made to unitholders who were not resident in Canada for the purposes of the Tax Act at the time of the distribution. As the Trust may not be able to recover such withholding taxes from the non-resident unitholders whose trust units were redeemed, payment of any such amounts by the Trust would reduce the NAV per trust unit and the trading prices of the trust units. See "Material Tax Considerations — Material Canadian Federal Income Tax Considerations — Canadian Taxation of Unitholders — Unitholders Not Resident in Canada".

        Exemption from GST or HST on the Trust's purchase in Canada of platinum plates is not certain.

        In order for the purchase in Canada of Good Delivery plates of platinum bullion to be exempt from GST or HST, various requirements must be satisfied including a requirement that such plates qualify as "ingots", or "bars" or "wafers". The Manager anticipates that the Trust will not be charged HST on its purchases in Canada of such plates in accordance with the Manager's understanding of the assessing practices of the CRA. However, in the event that the CRA were to challenge the exemption from GST and HST of such purchases, the Trust could be required to pay GST or HST on its purchases of platinum plates, potentially including purchases made by it prior to the time of any such challenge. This likely would reduce the NAV of trust units.

        If the Trust experiences a "loss restriction event" it could result in unintended tax consequences for Unitholders.

        The Tax Act contains loss restriction rules that could result in unintended tax consequences for unitholders, including an unscheduled allocation of income or capital gains that must be included in a unitholder's income for Canadian income tax purposes. If the Trust experiences a "loss restriction event", it will: (i) be deemed to have a year end for Canadian tax purposes whether or not the Trust has losses (which would trigger an allocation of the Trust's net income and net realized capital gains to unitholders to ensure that the Trust itself is not subject to tax on such amounts); and (ii) the Trust will become subject to the Canadian loss restriction rules that generally apply to corporations, including a deemed realization of any unrealized capital losses and disallowance of its ability to carry forward capital losses. Generally, the Trust will be subject to a loss restriction event if a person becomes a "majority-interest beneficiary", or a group of persons becomes a "majority-interest group of beneficiaries", of the Trust, as those terms are defined in the affiliated persons rules contained in the Tax Act, with certain modifications. Generally, a majority-interest beneficiary of a Trust is a beneficiary in the income or capital, as the case may be, of the Trust who, together with the beneficial interests of persons and partnerships with whom the beneficiary is affiliated, has a fair market value that is greater than 50% of the fair market value of all the interests in the income or capital, as the case may be, of the Trust. Recent amendments to the Tax Act may provide relief from the application of the "loss restriction event" rules to a trust that qualifies as a "mutual fund trust" for purposes of the Tax Act and that meets certain asset diversification requirements to qualify as a "portfolio investment fund" as defined in subsection 251.2(1) of the Tax Act. These amendments may preclude the Trust from being subject to the consequences of a "loss restriction event" described above in many circumstances. In addition, the Department of Finance released Legislative Proposals Relating to Income Taxation of Certain Trusts and Estates on January 15, 2016 (the "Proposed Amendments"). The Proposed Amendments would change the asset diversification requirements but are generally relieving in nature and are designed to prevent a person or group of persons from becoming a majority-interest beneficiary or a majority-interest group of beneficiaries of a trust simply as a result of the redemption of trust units by another unitholder of the trust. Please see "Material Tax Considerations — Canadian Taxation of Unitholders" for the tax consequences of a distribution to unitholders.

        A unitholder may be unable to bring actions or enforce judgments against the Trust, the Trustee, the Manager, the GP or any of their officers and directors under U.S. federal securities laws in Canada or to serve process on any of them in the United States or EU Member States.

        Each of the Trust, the Trustee, the Manager, and the GP is organized under the laws of the Province of Ontario, Canada, and all of their executive offices and substantially all of the administrative activities and a majority of their assets are located outside the United States or EU Member States. In addition, the directors and officers of the Trustee and the GP are residents of jurisdictions other than the United States or EU Member States and all or a substantial portion of the assets of those persons are or may be located outside such jurisdictions.

        As a result, a unitholder may be unable to serve legal process within his, her or its jurisdiction upon any of the Trust, the Trustee, the Manager or the GP or any of their directors or officers, as applicable, or enforcing judgments obtained in courts in a unitholder's jurisdiction against any of them or the assets of any of them located outside a unitholder's jurisdiction, or enforcing them in the appropriate Canadian court judgments obtained courts of a unitholder's jurisdiction, including, but not limited to, judgments predicated upon the civil liability provisions of the federal securities laws of the United States or an EU Member State, or bringing an original action in the appropriate Canadian courts to enforce liabilities against the Trust, the Trustee, the Manager, the GP or any of their directors or officers, as applicable, based upon the U.S. federal securities laws, or securities laws of an EU Member State.

        While a unitholder, whether or not a resident of the United Kingdom, may be able to commence an action in Canada relating to the Trust and may also be able to petition Canadian courts to enforce judgments obtained in the courts of any part of the United Kingdom against any of the Trust, the Trustee, the Manager or the GP or any of their directors or officers, in accordance with the Convention between the Government of Canada and the Government of the United Kingdom of Great Britain and Northern Ireland providing for the Reciprocal Recognition and Enforcement of Judgments in Civil and Commercial Matters dated January 1, 1987, a unitholder may face additional requirements serving legal process within the United Kingdom upon or enforcing judgments obtained in the United Kingdom courts against any of them or the assets of any of them located outside the United Kingdom, or enforcing against any of them in the appropriate Canadian court judgments obtained in the courts of any part of the United Kingdom, or bringing an original action in the appropriate Canadian courts to enforce liabilities against the Trust, the Trustee, the Manager, the GP or any of their directors or officers, as applicable.

        The development of new technology or new alloys could reduce the demand for platinum and palladium and adversely affect platinum and palladium prices and the NAV.

        Demand for platinum and/or palladium may be reduced if manufacturers in the automotive, electronics and dental industries find substitutes for platinum and/or palladium. The development of a substitute alloy or synthetic material which has catalytic characteristics similar to platinum group metals could result in a decrease in demand for platinum and/or palladium. Furthermore, if the automotive industry were to develop automobiles that do not require catalytic converters and that gain market acceptance, such as pure electric vehicles, it could significantly reduce the demand for platinum and/or palladium. High prices for platinum or palladium can create an incentive for the development of substitutes. Any such developments could have a material adverse effect on the long term prices of platinum and/or palladium and, as a result, the NAV.

USE OF PROCEEDS

        Unless otherwise specified in a prospectus supplement, the net proceeds that the Trust will receive from the issue of its trust units will be used to acquire physical platinum and palladium bullion in accordance with the Trust's objective and subject to the Trust's investment and operating restrictions described herein. See "Sprott Physical Platinum and Palladium Trust — Business of the Trust — Investment Objectives of the Trust" and "Investment and Operating Restrictions".

 CAPITALIZATION

        There have been no material changes in the Trust's capitalization since the date of the Interim Financial Statements, the most recently filed financial statements of the Trust, other than changes as a result of changes in the price of platinum and palladium.

DESCRIPTION OF THE TRUST UNITS

        The Trust is authorized to issue an unlimited number of trust units in one or more classes and series of a class. Currently, the Trust has issued only one class or series of trust units, which are the class of trust units that will be qualified by this prospectus. Each trust unit of a class or series of a class represents an undivided ownership interest in the net assets of the Trust attributable to that class or series of a class of trust units. Trust units are transferable and redeemable at the option of the unitholder in accordance with the provisions set forth in the Trust Agreement. All trust units of the same class or series of a class have equal rights and privileges with respect to all matters, including voting, receipt of distributions from the Trust, liquidation and other events in connection with the Trust. Trust units and fractions thereof are issued only as fully paid and non-assessable. Trust units have no preference, conversion, exchange or pre-emptive rights. Each whole trust unit of a particular class or series of a class entitles the holder thereof to a vote at meetings of unitholders where all classes vote together, or to a vote at meetings of unitholders where that particular class or series of a class of unitholders votes separately as a class.

        The Trust may not issue trust units except (i) if the net proceeds per trust unit to be received by the Trust are not less than 100% of the most recently calculated NAV per trust unit immediately prior to, or upon, the determination of the pricing of such issuance or (ii) by way of trust unit distribution in connection with an income distribution.

PRIOR SALES

        No trust units were distributed in the 12-month period before the date of this prospectus.

MARKET PRICE OF TRUST UNITS

        The trust units are traded on NYSE Arca and TSX under the symbol "SPPP" and "PPT.U", respectively. The following table sets forth the high and low prices and monthly average trading volume for the trust units since May 1, 2015.

	NYSE ARCA ($)			TSX ($)
Calendar Period	High	Low	Average Volume(1)	High	Low	Average Volume

May 2015	$8.56	$8.21	42,233	$8.70	$8.22	1,541

June 2015	$8.29	$7.38	88,057	$8.25	$7.37	2,809

July 2015	$7.69	$6.68	91,398	$7.62	$6.67	1,378

August 2015	$7.02	$6.14	134,602	$7.00	$5.99	1,665

September 2015	$7.05	$6.47	70,887	$7.00	$6.41	1,506

October 2015	$7.50	$6.91	36,855	$7.45	$6.87	2,076

November 2015	$7.04	$5.83	53,901	$6.95	$5.87	1,305

December 2015	$6.23	$5.78	105,832	$6.22	$2.80	30,459

January 2016	$6.09	$5.40	85,215	$6.02	$5.36	1,272

February 2016	$6.40	$5.75	74,263	$6.39	$5.81	1,365

March 2016	$6.80	$5.97	47,225	$6.78	$6.00	2,272

April 2016	$7.26	$6.23	44,394	$7.27	$6.21	2,136

May 1 to 19, 2016	$7.26	$6.53	48,637	$7.50	$6.40	8,748

Note:

(1)
Includes volume traded on other United States exchanges and trading markets.

 PLAN OF DISTRIBUTION

        The Trust may sell the trust units to or through underwriters or dealers purchasing as principals to one or more purchasers directly, or through agents designated from time to time by the Manager on behalf of the Trust. Subject to the provisions of the Trust Agreement pursuant to which the Trust was established, the trust units may be sold at fixed prices or non-fixed prices, such as prices determined by reference to the prevailing market price of the trust units at the time of sale or at prices to be negotiated with purchasers, which prices may vary between purchasers and during the period of distribution of the trust units. The prospectus supplement for any of the trust units being offered thereby will set forth the terms of the offering of such trust units, including the name or names of underwriters, dealers or agents, any underwriting discounts and other items constituting underwriters' compensation, any public offering price and any discounts or concessions allowed or paid to dealers or agents. Only underwriters so named in the relevant prospectus supplement will be deemed to be underwriters in connection with the trust units offered thereby.

        If underwriters are used in connection with an offering, the trust units will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such trust units will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the trust units offered by the prospectus supplement if any of such trust units are purchased. Any public offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

        In connection with an offering, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the trust units at a level above that which might otherwise prevail in the open market. An over-allotment, if any, involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may cause the price of the trust units sold in an offering to be higher then they would otherwise be. The size of the over-allotment, if any, is not known at this time. Such transactions, if commenced, may be discontinued at any time.

        The trust units may also be sold directly by the Trust at such prices and upon such terms as are agreed to by the Manager, on behalf of the Trust, and the purchaser or through agents designated by the Manager on behalf of the Trust from time to time. Any agent involved in the offering and sale of the trust units in respect of which this prospectus is delivered will be named, and any commissions payable by the Trust to such agent will be set forth, in a prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent would be acting on a best efforts basis for the period of its appointment.

        Underwriters, dealers and agents who participate in the distribution of the trust units may be entitled, under agreements to be entered into with the Trust, to indemnification by the Trust against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

        The following are the material U.S. federal income tax consequences to U.S. Holders (as defined below) of the ownership and disposition of trust units. This discussion does not purport to deal with the tax consequences of owning trust units to all categories of investors, some of which, such as dealers in securities, regulated investment companies, tax-exempt organizations, investors whose functional currency is not the U.S. dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of the trust units, may be subject to special rules. This discussion does not address U.S. state or local tax, U.S. federal estate or gift tax or foreign tax consequences of the ownership and disposition of trust units. This discussion deals only with unitholders who hold the trust units as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of trust units.

        The following discussion of U.S. federal income tax matters is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury (the "Treasury Regulations"), all of which are subject to change, possibly with retroactive effect.

U.S. Federal Income Tax Classification of the Trust

        The Trust has filed an affirmative election with the Internal Revenue Service ("IRS") to be classified as an association taxable as a corporation for U.S. federal income tax purposes.

U.S. Federal Income Taxation of U.S. Holders

        As used herein, the term "U.S. Holder" means a beneficial owner of trust units that is a U.S. citizen or resident for U.S. federal income tax purposes, a U.S. corporation or other U.S. entity taxable as a corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

        If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds the trust units, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. However, a U.S. person that is an individual, trust or estate and that owns trust units through a partnership generally will be eligible for the reduced rates of taxation described below that are applicable to U.S. Individual Holders (as defined below). If a unitholder is a partner in a partnership holding the trust units, such unitholder should consult with his, her or its tax advisor.

Distributions

        The Trust does not anticipate making regular cash distributions to unitholders. Subject to the PFIC discussion below, any distributions made by the Trust with respect to the trust units to a U.S. Holder will generally constitute dividends, which will generally be taxable as ordinary income to the extent of the Trust's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of the Trust's earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder's tax basis in his, her or its trust units on a dollar-for-dollar basis and thereafter as gain from the disposition of trust units. Since the Trust will be a PFIC, as described below, dividends paid on the trust units to a U.S. Holder who is an individual, trust or estate (a "U.S. Individual Holder"), will generally not be treated as "qualified dividend income" that is taxable to U.S. Individual Holders at preferential tax rates. Any dividends generally will be treated as foreign-source income for U.S. foreign tax credit limitation purposes.

Redemption of Trust Units

        As discussed under "Business of the Trust — Redemption of Trust Units for Cash", a U.S. Holder may have trust units redeemed for cash or physical platinum and palladium bullion. Under Section 302 of the Code, a U.S. Holder generally will be treated as having sold his, her or its trust units (rather than having received a distribution on the trust units) upon the redemption of trust units if the redemption completely terminates or significantly reduces the U.S. Holder's interest in the Trust. In such case, the redemption will be treated as described in the relevant section below depending on whether the U.S. Holder makes a QEF election, a mark-to-market election or makes no election and therefore is subject to the Default PFIC Regime (as defined below).

PFIC Status and Significant Tax Consequences

        Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, the Trust will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such U.S. Holder held the trust units, either:

  •
  at least 75% of the Trust's gross income for such taxable year consists of passive income; or

  •
  at least 50% of the average value of the assets held by the Trust during such taxable year produce, or are held for the production of, passive income.

        For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property (including commodities). The income that the Trust derives from its sales of physical platinum and palladium bullion is expected to be treated as passive income for this purpose. Since substantially all of the Trust's assets will consist of physical platinum and palladium bullion and the Trust expects to derive substantially all of its income from the sales of physical platinum and palladium bullion, it is expected the Trust will be treated as a PFIC for each of its taxable years.

        Assuming the Trust is a PFIC, a U.S. Holder will be subject to different taxation rules depending on whether the U.S. Holder: (1) makes an election to treat the Trust as a QEF, which is referred to as a QEF election; (2) makes a mark-to-market election with respect to the trust units; or (3) makes no election and therefore is subject to the Default PFIC Regime. As discussed in detail below, making a QEF election or a mark-to-market election generally will mitigate the otherwise adverse U.S. federal income tax consequences under the Default PFIC Regime. However, the mark-to-market election may not be as favourable as the QEF election because a U.S. Holder generally will recognize income each year attributable to any appreciation in the U.S. Holder's trust units without a corresponding distribution of cash or other property.

        Assuming that the Trust is a PFIC, a U.S. Holder will be required to file an annual report with IRS reporting his, her or its investment in the Trust.

Taxation of U.S. Holders Making a Timely QEF Election

        Making the Election.    A U.S. Holder would make a QEF election with respect to any year that the Trust is a PFIC by filing IRS Form 8621 with his, her or its U.S. federal income tax return. The Trust intends to annually provide each U.S. Holder with all necessary information in order to make and maintain a QEF election. A U.S. Holder who makes a QEF election for the first taxable year in which he, she or it owns trust units, or an Electing Holder, will not be subject to the Default PFIC Regime for any taxable year. We will refer to an Electing Holder that is a U.S. Individual Holder as a Non-Corporate Electing Holder. A U.S. Holder who does not make a timely QEF election would be subject to the Default PFIC Regime for taxable years during his, her or its holding period in which a QEF election was not in effect, unless such U.S. Holder makes a special "purging" election. A U.S. Holder who does not make a timely QEF election is encouraged to consult such U.S. Holder's tax advisor regarding the availability of such purging election.

        Current Taxation and Dividends.    An Electing Holder must report each year for U.S. federal income tax purposes his, her or its pro rata share of the Trust's ordinary earnings and the Trust's net capital gain, if any, for the Trust's taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from the Trust by the Electing Holder. A Non-Corporate Electing Holder's pro rata share of the Trust's net capital gain generally will be taxable at a maximum rate of 28% under current law to the extent attributable to sales of physical platinum and palladium bullion by the Trust if the Trust has held the physical platinum and palladium bullion for more than one year. Otherwise, such gain generally will be treated as ordinary income.

        If any unitholder redeems his, her or its trust units for physical platinum and palladium bullion (regardless of whether the unitholder requesting redemption is a U.S. Holder or an Electing Holder), the Trust will be treated as if it sold physical platinum and palladium bullion for its fair market value in order to redeem the unitholder's trust units. As a result, any Electing Holder will be required to currently include in income his, her or its pro rata share of the Trust's gain from such deemed disposition (taxable to a Non-Corporate Electing Holder at a maximum rate of 28% under current law if the Trust has held the physical platinum and palladium bullion for more than one year) even though the deemed disposition by the Trust is not attributable to any action on the Electing Holder's part. If any unitholder redeems trust units for cash and the Trust sells physical platinum and palladium bullion to fund the redemption (regardless of whether the holder requesting redemption is a U.S. Holder or an Electing Holder), an Electing Holder similarly will include in income his, her or its pro rata share of the Trust's gain from the sale of the physical platinum and palladium bullion, which will be taxable as described above even though the Trust's sale of physical platinum and palladium bullion is not attributable to any action on the Electing Holder's part. An Electing Holder's adjusted tax basis in the trust units will be increased to reflect any amounts currently included in income under the QEF rules. Distributions of earnings and profits that had been previously included in income will result in a corresponding reduction in the adjusted tax basis in the trust units and will not be taxed again once distributed.

        Any other distributions generally will be treated as discussed above under "Material Tax Considerations — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Distributions".

        Income inclusions under the QEF rules described above generally should be treated as foreign source income for U.S. foreign tax credit limitation purposes, but Electing Holders should consult their tax advisors in this regard.

        Sale, Exchange or Other Disposition.    An Electing Holder will generally recognize capital gain or loss on the sale, exchange, or other disposition of the trust units in an amount equal to the excess of the amount realized on such disposition over the Electing Holder's adjusted tax basis in the trust units. Such gain or loss will be treated as long-term capital gain or loss if the Electing Holder's holding period in the trust units is greater than one year at the time of the sale, exchange or other disposition. Long-term capital gains of U.S. Individual Holders currently are taxable at a maximum rate of 20%. An Electing Holder's ability to deduct capital losses is subject to certain limitations. Any gain or loss generally will be treated as U.S. source gain or loss for U.S. foreign tax credit limitation purposes.

        An Electing Holder that redeems his, her or its trust units will be required to currently include in income his, her or its pro rata share of the Trust's gain from the deemed or actual disposition of physical platinum and palladium bullion, as described above, which will be taxable to a Non-Corporate Electing Holder at a maximum rate of 28% under current law if the Trust has held the physical platinum and palladium bullion for more than one year. The Electing Holder's adjusted tax basis in the trust units will be increased to reflect such gain that is included in income. The Electing Holder will further recognize capital gain or loss on the redemption in an amount equal to the excess of the fair market value of the physical platinum and palladium bullion or cash received upon redemption over the Electing Holder's adjusted tax basis in the trust units. Such gain or loss will be treated as described in the preceding paragraph.

Taxation of U.S. Holders Making a Mark-to-Market Election

        Making the Election.    Alternatively, if, as is anticipated, the trust units are treated as marketable stock, a U.S. Holder would be allowed to make a mark-to-market election with respect to the trust units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. The trust units will be treated as marketable stock for this purpose if they are regularly traded on a qualified exchange or other market. The trust units will be regularly traded on a qualified exchange or other market for any calendar year during which they are traded (other than in de minimis quantities) on at least 15 days during each calendar quarter. A qualified exchange or other market means either a U.S. national securities exchange that is registered with the SEC, the NASDAQ, or a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located and which satisfies certain regulatory and other requirements. The Trust believes that both NYSE Arca and the TSX should be treated as a qualified exchange or other market for this purpose.

        Current Taxation and Dividends.    If the mark-to-market election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the trust units at the end of the taxable year over such U.S. Holder's adjusted tax basis in the trust units. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the trust units over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Any income inclusion or loss under the preceding rules should be treated as gain or loss from the sale of trust units for purposes of determining the source of the income or loss. Accordingly, any such gain or loss generally should be treated as U.S.-source income or loss for U.S. foreign tax credit limitation purposes. A U.S. Holder's tax basis in his, her or its trust units would be adjusted to reflect any such income or loss amount. Distributions by the Trust to a U.S. Holder who has made a mark-to-market election generally will be treated as discussed above under "Material Tax Considerations — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Distributions".

        Sale, Exchange or Other Disposition.    Gain realized on the sale, exchange, redemption or other disposition of the trust units would be treated as ordinary income, and any loss realized on the sale, exchange, redemption or other disposition of the trust units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder. Any loss in excess of such previous inclusions would be treated as a capital loss by the U.S. Holder. A U.S. Holder's ability to deduct capital losses is subject to certain limitations. Any such gain or loss generally should be treated as U.S.-source income or loss for U.S. foreign tax credit limitation purposes.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

        Finally, a U.S. Holder who does not make either a QEF election or a mark-to-market election for that year, or a Non-Electing Holder, would be subject to special rules (the "Default PFIC Regime"), with respect to: (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on the trust units in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the trust units); and (2) any gain realized on the sale, exchange, redemption or other disposition of the trust units.

        Under the Default PFIC Regime:

  •
  the excess distribution or gain would be allocated rateably over the Non-Electing Holder's aggregate holding period for the trust units;

  •
  the amount allocated to the current taxable year and any taxable year before the Trust became a PFIC would be taxed as ordinary income; and

  •
  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

        Any distributions other than "excess distributions", by the Trust to a Non-Electing Holder will be treated as discussed above under "Material Tax Considerations — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Distributions".

        The penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of the trust units. If a Non-Electing Holder who is an individual dies while owning the trust units, such Non-Electing Holder's successor generally would not receive a step-up in tax basis with respect to the trust units.

3.8% Tax on Net Investment Income

        For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual, estate, or, in certain cases, a trust, will generally be subject to a 3.8% tax on the lesser of: (1) the U.S. Holder's net investment income for the taxable year; and (2) the excess of the U.S. Holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000). A U.S. Holder's net investment income will generally include dividends distributed by the Trust and capital gains from the sale, redemption or other disposition of the trust units. This tax is in addition to any income taxes due on such investment income.

        Under proposed Treasury Regulations generally effective for taxable years after December 31, 2013, income inclusions under the QEF rules would not be considered "net investment income" unless: (1) the Electing Holder holds the trust units in connection with a trade or business of trading in financial instruments or commodities; or (2) the Electing Holder elects to treat the income inclusion under the QEF rules as "net investment income". If an Electing Holder does not make this election, such holder's tax basis in the trust units would not be increased by the amount of income inclusions under the QEF rules for purposes of calculating "net investment income" upon the sale, redemption or other disposition of the trust units. With respect to a U.S. Holder that has made a mark-to-market election with respect to the trust units, income inclusions under the mark-to-market election would be included in the calculation of "net investment income". An excess distribution made to a U.S. Holder subject to the Default PFIC Regime would be included in "net investment income" to the extent that such distribution constitutes a dividend for U.S. federal income tax purposes.

        If you are a U.S. Holder that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of the 3.8% tax on net investment income to your trust units.

Foreign Taxes

        Distributions, if any, by the Trust may be subject to Canadian withholding taxes as discussed under "Material Tax Considerations — Material Canadian Federal Income Tax Considerations — Canadian Taxation of Unitholders — Unitholders Not Resident in Canada". A U.S. Holder may elect to either treat such taxes as a credit against U.S. federal income taxes, subject to certain limitations, or deduct his, her or its share of such taxes in computing such U.S. Holder's U.S. federal taxable income. No deduction for foreign taxes may be claimed by an individual who does not itemize deductions.

Backup Withholding and Information Reporting

        Payments made within the United States, or by a U.S. payor or U.S. middleman, of dividends on, or proceeds arising from the sale or other taxable disposition of, trust units generally will be subject to information reporting and backup withholding, currently at the rate of 28%, if a U.S. Holder fails to furnish its correct U.S. taxpayer identification number (generally on IRS Form W-9), and to make certain certifications, or otherwise fails to establish an exemption. Backup withholding tax is not an additional tax. Rather, a U.S. Holder generally may obtain a refund of any amounts withheld under backup withholding rules that exceed his, her, or its U.S. federal income tax liability by filing a refund claim with the IRS.

        U.S. Holders may be subject to certain IRS filing requirements as a result of holding trust units. For example, a U.S. person who transfers property (including cash) to a foreign corporation in exchange for stock in the corporation is in some cases required to file an information return on IRS Form 926 with the IRS with respect to such transfer. Accordingly, a U.S. Holder may be required to file Form 926 with respect to its acquisition of trust units in an offering. Depending on the number of trust units held, acquired or disposed of by a U.S. Holder, the U.S. Holder may also be required to file an information return on IRS Form 5471 with the IRS. U.S. Holders also may be required to file Form TD F 90-22.1 (Report of Foreign Bank and Financial Accounts) with respect to their investment in the Trust or make other informational filings with the U.S. Treasury Department or the IRS, including pursuant to Section 6038D of the Code if the trust units constitute "specified foreign financial assets" within the meaning of Section 6038D. We suggest that U.S. Holders consult their own tax advisors with respect to any applicable filing requirements.

Foreign Account Tax Compliance Act

        The Foreign Account Tax Compliance Act provisions of Hiring Incentives to Restore Employment Act ("FATCA") provide that the Trust must disclose the name, address and taxpayer identification number of certain U.S. persons that own, directly or indirectly, an interest in the Trust, as well as certain other information relating to any such interest pursuant to an Intergovernmental Agreement between the United States and Canada (the "Canadian IGA") and any applicable Canadian legislation or regulations implementing the Canadian IGA. If the Trust fails to comply with these requirements, then a 30% withholding tax will be imposed on payments to the Trust of U.S. source income and proceeds from the sale of property that could give rise to U.S. source interest or dividends. The withholding tax provisions of FATCA became effective on July 1, 2014 with respect to income and are scheduled to become effective on January 1, 2019, in the case of proceeds from the sale of property.

Material Canadian Federal Income Tax Considerations

        The following is, as of the date hereof, a general description of the principal Canadian federal income tax considerations generally applicable under the Tax Act to the acquisition, holding and disposition of trust units by a unitholder. This description is generally applicable to a unitholder who deals at arm's length and is not affiliated with the Trust and holds trust units as capital property. Trust units will generally be considered capital property to a unitholder unless the unitholder holds the trust units in the course of carrying on a business of trading or dealing in securities or has acquired the trust units in a transaction or transactions considered to be an adventure in the nature of trade. Canadian-resident unitholders who are not traders or dealers in securities and who might not otherwise be considered to hold their trust units as capital property may be entitled to have their trust units (and every other "Canadian security" owned by them in that taxation year or any subsequent taxation year) treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Such unitholders should consult their own tax advisors regarding the availability and appropriateness of making this election having regard to their particular circumstances and the anticipated commodity holdings of the Trust.

        This description is not applicable to a unitholder: (i) that is a "financial institution", (ii) that is a "specified financial institution". (iii) that has elected to determine its Canadian tax results in accordance with the "functional currency" rules, (iv) an interest in which is a "tax shelter investment", or (v) who enters into a "derivative forward agreement" with respect to the trust units (as all such terms are defined in the Tax Act). This description assumes that the Trust is not subject to a "loss restriction event", as defined in the Tax Act. In addition, this description does not address the deductibility of interest by a unitholder who has borrowed to acquire trust units. All such unitholders should consult with their own tax advisors.

        This description is also based on the assumption (discussed below under "Material Tax Considerations — Material Canadian Federal Income Tax Considerations — SIFT Trust Rules") that the Trust will at no time be a "SIFT trust" as defined in the Tax Act.

        This description is based on the current provisions of the Tax Act, the regulations thereunder, all specific proposals to amend the Tax Act and the regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals"), and an understanding of the current administrative and assessing policies of the Canada Revenue Agency ("CRA"). There can be no assurance that the Tax Proposals will be implemented in their current form or at all, nor can there be any assurance that the CRA will not change its administrative or assessing practices. This description further assumes that the Trust will comply with the Trust Agreement and that the Manager and the Trust will comply with a certificate issued to Canadian counsel regarding certain factual matters. Except for the Tax Proposals, this description does not otherwise take into account or anticipate any change in the law, whether by legislative, governmental or judicial decision or action, which may affect adversely any income tax consequences described herein, and does not take into account provincial, territorial or foreign tax considerations, which may differ significantly from those described herein.

        This description is not exhaustive of all possible Canadian federal tax considerations applicable to an investment in trust units. Moreover, the income and other tax consequences of acquiring, holding or disposing of trust units will vary depending on a taxpayer's particular circumstances. Accordingly, this description is of a general nature only and is not intended to constitute legal or tax advice to any unitholder or prospective purchaser of trust units. You should consult with your own tax advisors about tax consequences of an investment in trust units based on your particular circumstances.

        For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of trust units (including distributions, adjusted cost base and proceeds of disposition), or transactions of the Trust, must be expressed in Canadian dollars. Amounts denominated in United States dollars must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon on the day on which the amount first arose or such other rate of exchange as is acceptable to the CRA.

Qualification as a Mutual Fund Trust

        This description is based on the assumptions that the Trust will qualify at all times as a "unit trust" and a "mutual fund trust" within the meaning of the Tax Act and that the Trust has validly elected under the Tax Act to be a mutual fund trust from the date it was established. The Manager expects that the Trust will meet the requirements necessary for it to qualify as a mutual fund trust at all times under this prospectus.

        One of the conditions to qualify as a mutual fund trust for the purposes of the Tax Act is that the Trust has not been established or maintained primarily for the benefit of non-residents unless, at all times, all or substantially all of the Trust's property consists of property other than "taxable Canadian property" within the meaning of the Tax Act. Physical platinum and palladium bullion is not "taxable Canadian property". Accordingly, based on the investment objectives and investment restrictions, the Trust should not hold any such property.

        In addition, to qualify as a mutual fund trust: (i) the Trust must be a Canadian resident "unit trust" for purposes of the Tax Act; (ii) the only undertaking of the Trust must be (a) the investing of its funds in property (other than real property or interests in real property), or (b) the acquiring, holding, maintaining, improving, leasing or managing of any real property (or interest in real property) that is capital property of the Trust, or (c) any combination of the activities described in (a) and (b); and (iii) the Trust must comply with certain minimum requirements regarding the ownership and dispersal of trust units (the "minimum distribution requirements"). In this regard, the Manager intends to cause the Trust to qualify as a unit trust throughout the life of the Trust; that the Trust's undertaking conforms with the restrictions for mutual fund trusts; and that it has no reason to believe at the date hereof that the Trust will not comply with the minimum distribution requirements at all material times.

Canadian Taxation of the Trust

        Each taxation year of the Trust will end on December 31. In each taxation year, the Trust will be subject to tax under Part I of the Tax Act on any income for the year, including net realized taxable capital gains, less the portion thereof that it deducts in respect of the amounts paid or payable in the year to unitholders. An amount will be considered to be payable to a unitholder in a taxation year if it is paid to the unitholder in the year by the Trust or if the unitholder is entitled in that year to enforce payment of the amount. The Trust intends to deduct, in computing its income in each taxation year, such amount in each year as will be sufficient to ensure that the Trust will generally not be liable for income tax under Part I of the Tax Act. The Trust will be entitled for each taxation year to reduce (or receive a refund in respect of) its liability, if any, for tax on its capital gains by an amount determined under the Tax Act based on the redemption of trust units during the year. Based on the foregoing, the Trust will generally not be liable for income tax under Part I of the Tax Act.

        The CRA has expressed the opinion that gains (or losses) of mutual fund trusts resulting from transactions in commodities should generally be treated for purposes of the Tax Act as being derived from an adventure in the nature in trade, so that such transactions give rise to ordinary income rather than capital gains — although the treatment in each particular case remains a question of fact to be determined having regard to all the circumstances. In the view of Canadian counsel, the holding by the Trust of physical platinum and palladium bullion with no intention of disposing of such bullion except in specie on a redemption of trust units likely would not represent an adventure in the nature of trade so that a disposition, on a redemption of trust units, of physical platinum and palladium bullion that previously had been acquired with such intention would likely give rise to a capital gain (or capital loss) to the Trust. As the Manager intends for the Trust to be a long-term holder of physical platinum and palladium bullion and does not anticipate that the Trust will sell its physical platinum and palladium bullion (otherwise than where necessary to fund expenses of the Trust), the Manager anticipates that the Trust generally will treat gains (or losses) as a result of dispositions of physical platinum and palladium bullion as capital gains (or capital losses), although depending on the circumstances, the Trust may instead include (or deduct) the full amount of such gains or losses in computing its income. If the CRA were to assess or re-assess the Trust on the basis that gains realized on dispositions of physical platinum and palladium bullion were not on capital account, then the Trust could be required to pay Canadian income tax on such gains under Part I of the Tax Act to the extent such gains were not distributed to unitholders, which could reduce the NAV for all unitholders.

        The Trust will also be required to include in its income for each taxation year all interest that accrues to it to the end of the year, or becomes receivable or is received by it before the end of the year, except to the extent that such interest was included in computing its income for a preceding taxation year. Upon the actual or deemed disposition of indebtedness, the Trust will be required to include in computing its income for the year of disposition all interest that accrued on such indebtedness from the last interest payment date to the date of disposition except to the extent such interest was included in computing the Trust's income for that or another taxation year, and such income inclusion will reduce the proceeds of disposition for purposes of computing any capital gain or loss.

        Under the current provisions of the Tax Act, the Trust is entitled to deduct in computing its income reasonable administrative and other operating expenses (other than certain expenses on account of capital) incurred by it for the purposes of earning income (other than taxable capital gains). No assurance can be provided that administration expenses of the Trust will not be considered to be on account of capital. The Trust generally may also deduct from its income for the year a portion of the reasonable expenses incurred by it to issue trust units. The portion of the issue expenses deductible by the Trust in a taxation year is 20% of the total issue expenses, pro-rated where the Trust's taxation year is less than 365 days.

        Losses incurred by the Trust in a taxation year cannot be allocated to unitholders, but may be deducted by the Trust in future years in accordance with the Tax Act.

SIFT Trust Rules

        The Trust will be a "SIFT trust" as defined in the Tax Act for a taxation year of the Trust if in that year the trust units are listed or traded on a stock exchange or other public market and the Trust holds one or more "non-portfolio properties", as defined in the Tax Act. If the Trust were a SIFT trust for a taxation year of the Trust, it would effectively be taxed similarly to a corporation on income and capital gains in respect of such non-portfolio properties at a combined federal/provincial tax rate comparable to rates that apply to income earned and distributed by Canadian corporations. Distributions of such income received by unitholders would be treated as dividends from a taxable Canadian corporation.

        Physical platinum and palladium bullion and other property of the Trust will be non-portfolio property if such property is used by the Trust (or by a person or partnership with which it does not deal at arm's length within the meaning of the Tax Act) in the course of carrying on a business in Canada. In some circumstances, significant holdings of "securities" (the term "security" is broadly defined in the Tax Act) of other entities could also be non-portfolio property.

        The Trust is subject to investment restrictions, including a prohibition against carrying on any business, that are intended to ensure that it will not be a SIFT trust. The mere holding by the Trust of physical platinum and palladium bullion as capital property (or as an adventure in the nature of trade) would not represent the use of such property in carrying on a business in Canada and, therefore, would not by itself cause the Trust to be a SIFT trust.

Canadian Taxation of Unitholders

Unitholders Resident in Canada

        This part of the general description of the principal Canadian federal income tax considerations is applicable to a unitholder who, for the purposes of the Tax Act and any applicable tax treaty, is, or is deemed to be, resident in Canada at all relevant times (a "Canadian unitholder"). This portion of the description is primarily directed at unitholders who are individuals. Unitholders who are Canadian resident corporations, trusts or other entities should consult their own tax advisors regarding their particular circumstances.

        Canadian unitholders will generally be required to include in their income for tax purposes for a particular year the portion of the income of the Trust for that particular taxation year, including net realized taxable capital gains, if any, that is paid or payable to the Canadian unitholder in the particular taxation year, whether such amount is received in additional trust units or cash. Provided that appropriate designations are made by the Trust, such portion of its net taxable capital gains as is paid or payable to a Canadian unitholder will effectively retain its character and be treated as such in the hands of the unitholder for purposes of the Tax Act.

        The non-taxable portion of any net realized capital gains of the Trust that is paid or payable to a Canadian unitholder in a taxation year will not be included in computing the Canadian unitholder's income for the year. Any other amount in excess of the income of the Trust that is paid or payable to a Canadian unitholder in such year also will not generally be included in the Canadian unitholder's income for the year. However, where such other amount is paid or payable to a Canadian unitholder (other than as proceeds of disposition of trust units), the Canadian unitholder generally will be required to reduce the adjusted cost base of a trust unit to the Canadian unitholder by such amount. To the extent that the adjusted cost base of a trust unit would otherwise be less than zero, the negative amount will be deemed to be a capital gain realized by the Canadian unitholder from the disposition of the unit and the Canadian unitholder's adjusted cost base in respect of the trust unit will be increased by the amount of such deemed capital gain to zero.

        Upon the actual or deemed disposition of a trust unit, including its redemption, a capital gain (or a capital loss) will generally be realized to the extent that the proceeds of disposition of the trust unit exceed (or are exceeded by) the aggregate of the adjusted cost base of the trust unit to the Canadian unitholder and any costs of disposition. For the purpose of determining the adjusted cost base to a Canadian unitholder of a trust unit, when a trust unit is acquired, the cost of the newly acquired trust unit will be averaged with the adjusted cost base of all trust units owned by the Canadian unitholder as capital property that were acquired before that time. For this purpose, the cost of trust units that have been issued as an additional distribution will generally be equal to the amount of the net income or capital gain distributed to the Canadian unitholder in trust units. A consolidation of trust units following a distribution paid in the form of additional trust units will not be regarded as a disposition of trust units and will not affect the aggregate adjusted cost base to a Canadian unitholder of trust units.

        Under the Tax Act, one-half of capital gains ("taxable capital gains") are included in an individual's income and one-half of capital losses ("allowable capital losses") are generally deductible only against taxable capital gains. Any unused allowable capital losses may be carried back up to three taxation years and forward indefinitely and deducted against net taxable capital gains realized in any such other year to the extent and under the circumstances described in the Tax Act. Capital gains realized by individuals may give rise to alternative minimum tax. If any transactions of the Trust are reported by it on capital account but are subsequently determined by the CRA to be on income account, there may be an increase in the net income of the Trust for tax purposes and the taxable component of redemption proceeds (or any other amounts) distributed to unitholders, with the result that Canadian resident unitholders could be reassessed by the CRA to increase their taxable income by the amount of such increase.

        If, at any time, the Trust delivers physical platinum and palladium bullion to any Canadian unitholder upon a redemption of a Canadian unitholder's trust units, the Canadian unitholder's proceeds of disposition of the trust units will generally be equal to the aggregate of the fair market value of the distributed physical platinum and palladium bullion and the amount of any cash received, less any capital gain or income realized by the Trust on the disposition of such physical platinum and palladium bullion and allocated to the Canadian unitholder. The cost of any physical platinum and palladium bullion distributed by the Trust in specie will generally be equal to the fair market value of such physical platinum and palladium bullion at the time of the distribution. Pursuant to the Trust Agreement, the Trust has the authority to distribute, allocate and designate any income or taxable capital gains of the Trust to a Canadian unitholder who has redeemed trust units during a year in an amount equal to the taxable capital gains or other income realized by the Trust as a result of such redemption (including any taxable capital gain or income realized by the Trust in distributing physical platinum and palladium bullion to a unitholder who has redeemed trust units for such physical platinum and palladium bullion, and any taxable capital gain or income realized by it before, at or after the redemption on selling physical platinum and palladium bullion in order to fund the payment of the cash redemption proceeds), or such other amount that is determined by the Trust to be reasonable. The Manager anticipates that the Trust will generally make such an allocation where the Manager determines that the Trust realized a capital gain on such redemption and the Trust had net realized capital gains for that year for which the Trust was not entitled to a capital gains refund (as described under "Material Tax Considerations — Material Canadian Federal Income Tax Considerations — Canadian Taxation of the Trust"). Any such allocations will reduce the redeeming Canadian unitholder's proceeds of disposition for the purposes of the Tax Act.

        The Manager anticipates that the Trust generally will treat gains as a result of dispositions of physical platinum and palladium bullion as capital gains (see above under "Material Tax Considerations — Material Canadian Federal Income Tax Considerations — Canadian Taxation of the Trust") and that it anticipates that when the Trust distributes physical platinum and palladium bullion on the redemption of trust units by Canadian unitholders, any resulting taxable capital gains of the Trust (to the extent that there are resulting net realized capital gains of the Trust for the related taxation year) for which the Trust is not entitled to a capital gains refund, as described under "Canadian Taxation of the Trust" generally will be designated as taxable capital gains of such unitholders. If any transactions of the Trust are reported by it on capital account but are subsequently determined by the CRA to be on income account, there may be an increase in the net income of the Trust for tax purposes and the taxable component of redemption proceeds (or any other amounts) distributed to unitholders, with the result that Canadian unitholders could be reassessed by the CRA to increase their taxable income by the amount of such increase.

Unitholders Not Resident in Canada

        This portion of the description is applicable to a unitholder who, at all relevant times for purposes of the Tax Act, has not been and is not resident in Canada or deemed to be resident in Canada and does not use or hold, and is not deemed to use or hold its trust units in connection with a business that the unitholder carries on, or is deemed to carry on, in Canada at any time, and is not an insurer or bank who carries on an insurance or banking business or is deemed to carry on an insurance or banking business in Canada and elsewhere

(a "Non-Canadian unitholder"). Prospective non-resident purchasers of trust units should consult their own tax advisors to determine their entitlement to relief under any income tax treaty between Canada and their jurisdiction of residence, based on their particular circumstances.

        Any amount paid or credited by the Trust to a Non-Canadian unitholder as income of or from the Trust, whether such amount is received in additional trust units or cash (other than an amount that the Trust has designated in accordance with the Tax Act as a taxable capital gain, and including an amount paid on a redemption of trust units to a Non-Canadian unitholder that is designated as a distribution of income in accordance with the Trust Agreement) generally will be subject to Canadian withholding tax at a rate of 25%, unless such rate is reduced under the provisions of an income tax treaty between Canada and the Non-Canadian unitholder's jurisdiction of residence. Pursuant to the Convention Between Canada and the United States of America With Respect to Taxes on Income and on Capital, as amended (the "Treaty"), a Non-Canadian unitholder who is a resident of the United States and entitled to benefits under the Treaty will generally be entitled to have the rate of Canadian withholding tax reduced to 15% of the amount of any distribution that is paid or credited as income of or from the Trust. A Non-Canadian unitholder that is a religious, scientific, literary, educational or charitable organization that is resident in, and exempt from tax in, the United States may be exempt from Canadian withholding tax under the Treaty, provided that certain administrative procedures are observed regarding the registration of such unitholder.

        Any amount paid or credited by the Trust to a Non-Canadian unitholder that the Trust has validly designated in accordance with the Tax Act as a taxable capital gain, including such an amount paid on a redemption of trust units, generally will not be subject to Canadian withholding tax or otherwise be subject to tax under the Tax Act.

        The Trust does not presently own any "taxable Canadian property" (as defined in the Tax Act) and does not intend to own any taxable Canadian property. However, if the Trust realizes a capital gain on the disposition of a taxable Canadian property and that gain is treated under the Tax Act and in accordance with a designation by the Trust as being distributed to a Non-Canadian unitholder, there may be Canadian withholding tax at the rate of 25% (unless reduced by an applicable tax treaty) on both the taxable and non-taxable portions of the gain.

        Any amount in excess of the income of the Trust that is paid or payable by the Trust to a Non-Canadian unitholder (including the non-taxable portion of capital gains realized by the Trust) generally will not be subject to Canadian withholding tax. Where such excess amount is paid or becomes payable to a Non-Canadian unitholder, otherwise than as proceeds of disposition or deemed disposition of trust units or any part thereof, the amount generally will reduce the adjusted cost base of the trust units held by such Non-Canadian unitholder. (However, the non-taxable portion of net realized capital gains of the Trust that is paid or payable to a Non-Canadian unitholder will not reduce the adjusted cost base of the trust units held by the Non-Canadian unitholder.) If, as a result of such reduction, the adjusted cost base to the Non-Canadian unitholder in any taxation year of trust units would otherwise be a negative amount, the Non-Canadian unitholder will be deemed to realize a capital gain in such amount for that year from the disposition of trust units. Such capital gain will not be subject to tax under the Tax Act, unless the trust units represent "taxable Canadian property" to such Non-Canadian unitholder. The Non-Canadian unitholder's adjusted cost base in respect of trust units will, immediately after the realization of such capital gain, be zero.

        A disposition or deemed disposition of a trust unit by a Non-Canadian unitholder, whether on a redemption or otherwise, will not give rise to any capital gain subject to tax under the Tax Act, provided that the trust unit does not constitute "taxable Canadian property" of the Non-Canadian unitholder for purposes of the Tax Act. Trust units will not be "taxable Canadian property" of a Non-Canadian unitholder unless at any time during the 60-month period immediately preceding their disposition by such Non-Canadian unitholder, (i) 25% or more of the issued trust units were owned by or belonged to one or more of the Non-Canadian unitholder, persons with whom the Non-Canadian unitholder did not deal at arm's length and partnerships in which the Non-Canadian unitholder or persons with whom the non-Canadian unitholder did not deal at arm's length holds a membership interest directly or indirectly through one or more partnerships; and (ii) the trust units derived directly or indirectly more than 50% of their fair market value from any combination of "Canadian resource properties" (which definition in the Tax Act does not include platinum or palladium bullion), real or immovable property situated in Canada, timber resource properties (as defined in the Tax Act) or options or interests in such properties or the trust units were otherwise deemed to be taxable Canadian property. Assuming that the Trust adheres to its mandate to invest and hold substantially all of its assets in physical platinum and palladium bullion, the trust units should not be taxable Canadian property.

        Even if trust units held by a Non-Canadian unitholder were "taxable Canadian property", a capital gain from the disposition of trust units may be exempted from tax under the Tax Act pursuant to an applicable income tax treaty or convention. A capital gain realized on the disposition of trust units by a Non-Canadian unitholder entitled to benefits under the Treaty (and who is not a former resident of Canada for purposes of the Treaty) should be exempt from tax under the Tax Act.

        Non-Canadian unitholders whose trust units constitute "taxable Canadian property" and who are not entitled to relief under an applicable income tax treaty are referred to the discussion above under "Material Tax Considerations — Canadian Taxation of Unitholders — Unitholders Resident in Canada" relating to the Canadian tax consequences in respect of a disposition of a trust unit.

        The Manager anticipates that the Trust generally will treat gains as a result of dispositions of physical platinum and palladium bullion as capital gains (see above under "Material Tax Considerations — Material Canadian Federal Income Tax Considerations — Canadian Taxation of the Trust") and that it anticipates that when the Trust distributes physical platinum and palladium bullion on the redemption of trust units by Non-Canadian unitholders, any resulting taxable capital gains of the Trust (to the extent that there are resulting net realized capital gains of the Trust for the related taxation year) for which the Trust is not entitled to a capital gains refund, as described under "Material Tax Considerations — Material Canadian Federal Income Tax Considerations — Canadian Taxation of the Trust" generally will be designated as taxable capital gains of such unitholders. If such treatment is accepted by the CRA, there will be no Canadian withholding tax applicable to such distributions, and Non-Canadian unitholders will not be subject to tax under the Tax Act on amounts so designated. However, if the CRA were to consider that such gains instead were gains from an adventure in the nature of trade, the distribution of such gains generally would be subject to Canadian withholding tax, as discussed above. Similarly, if the Trust disposed of physical platinum and palladium bullion (or other assets) at a gain and designated one-half of that gain as a taxable capital gain of a Non-Canadian unitholder who had redeemed trust units for cash, the full amount of such gain generally would be subject to Canadian withholding tax if the CRA were to treat such gain as being from an adventure in the nature of trade rather than as a capital gain.

        In addition to the foregoing, if the CRA were to assess or re-assess the Trust itself on the basis that gains were not on capital account, then the Trust could be required to pay Canadian income tax on such gains under Part I of the Tax Act, which could reduce the NAV for all unitholders, including Non-Canadian unitholders.

Taxation of Registered Plans

        Provided that either (i) the Trust qualifies as a "mutual fund trust" within the meaning of the Tax Act or (ii) the trust units are listed on a "designated stock exchange" for purposes of the Tax Act, the trust units, if issued on the date hereof, will be qualified investments under the Tax Act and the regulations thereunder for plan trusts.

        Notwithstanding that the trust units may be qualified investments for TFSAs, RRSPs and RRIFs, the holder of a TFSA or the annuitant under an RRSP or RRIF, as the case may be, will be subject to penalty taxes in respect of the trust units if such properties are a "prohibited investment" (as defined in the Tax Act) for the TFSA, RRSP or RRIF, as applicable. Trust units will not generally be a prohibited investment provided that the holder of the TFSA or the annuitant under the RRSP or RRIF, as applicable, deals at arm's length with the Trust for purposes of the Tax Act and does not have a "significant interest" (within the meaning of the Tax Act) in the Trust. Generally, a holder or annuitant, as the case may be, will not have a "significant interest" in the Trust unless the holder, or annuitant, as the case may be, owns interests as a beneficiary under the Trust that have a fair market value of 10% or more of the fair market value of the interests of all beneficiaries under the Trust, either alone or together with persons and partnerships with which the holder or annuitant, as the case may be, does not deal at arm's length, In addition, the trust units will not be a "prohibited investment" if such units are "excluded property" as defined in the Tax Act for a trust governed by a TFSA, RRSP or RRIF.

        Amounts of income and capital gains included in a plan trust's income are generally not taxable under Part I of the Tax Act, provided that the trust units are qualified investments for the plan trust. Unitholders should consult their own advisors regarding the tax implications of establishing, amending, terminating or withdrawing amounts from a plan trust.

U.S. ERISA CONSIDERATIONS

        The following disclosure is a summary of certain aspects of laws and regulations applicable to retirement plan investments as in existence on the date hereof, all of which are subject to change. This summary is general in nature and does not address every issue that may be applicable to the trust units or a particular investor.

        The U.S. Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), imposes certain requirements on employee benefit plans subject to Title I of ERISA and on entities that are deemed to hold the assets of such plans (collectively, "ERISA Plans"), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA's general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan's investments be made in accordance with the documents governing the ERISA Plan.

        Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans and accounts that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts, and entities that are deemed to hold the assets of such plans and accounts (together with ERISA Plans, the "Plans") and certain persons ("parties in interest" or "disqualified persons") having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

        Any Plan fiduciary that proposes to cause a Plan to purchase the trust units should consult with his, her or its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA or the Code.

        Non-U.S. plans, governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA), while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to other federal, state, local or non-U.S. laws or regulations that are substantially similar to the foregoing provisions of ERISA and the Code ("Similar Law"). Fiduciaries of any such plans should consult with their counsel before purchasing the trust units to determine the need for, if necessary, and the availability of, any exemptive relief under any Similar Law.

        Under ERISA and the U.S. Department of Labor's "Plan Asset Regulations" at 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA, when a Plan acquires an equity interest in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established that either less than 25 percent of the total value of each class of equity interests in the entity is held by "benefit plan investors" (as defined in Section 3(42) of ERISA), which we refer to as the "25 percent test", or the entity is an "operating company", as defined in the Plan Asset Regulations. In order to be considered a "publicly offered security," the trust units must be (i) freely transferable, (ii) part of a class of securities that is owned by 100 or more investors independent of the Trust and of one another, and (iii) either (1) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (2) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which the securities are a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the Trust's fiscal year during which the offering of such securities to the public occurred. It is anticipated that the Trust will not qualify as an "operating company", and the Trust does not intend to monitor investment by benefit plan investors in the Trust for purposes of satisfying the 25 percent test. The Trust anticipates, however, that it will qualify for the exemption under the Plan Asset Regulations for "publicly offered securities", although there can be no assurance in that regard.

ELIGIBILITY UNDER THE TAX ACT FOR INVESTMENT BY CANADIAN EXEMPT PLANS

        In the opinion of Baker & McKenzie LLP, counsel for the Trust, provided that either: (i) the Trust qualifies as a "mutual fund trust" within the meaning of the Tax Act; or (ii) the trust units are listed on a "designated stock exchange" for purposes of the Tax Act, the trust units, if issued on the date hereof, will be qualified investments under the Tax Act and the regulations thereunder for RRSPs, registered retirement income funds ("RRIFs"), deferred profit sharing plans, registered disability savings plans, RESPs and tax-free savings accounts ("TFSAs").

        Notwithstanding that the trust units may be qualified investments for TFSAs, RRSPs and RRIFs, the holder of a TFSA or the annuitant under an RRSP or RRIF, as the case may be, will be subject to penalty taxes in respect of the trust units if such properties are a "prohibited investment" (as defined in the Tax Act) for the TFSA, RRSP or RRIF, as applicable. Trust units will not generally be a prohibited investment provided that the holder of the TFSA or the annuitant under the RRSP or RRIF, as applicable, deals at arm's length with the Trust for purposes of the Tax Act and does not have a "significant interest" (within the meaning of the Tax Act) in the Trust or in any corporation, partnership or trust with which the Trust does not deal at arm's length for purposes of the Tax Act.

AUDITORS

        The Annual Financial Statements, incorporated in this prospectus by reference, have been audited by Ernst & Young LLP, Chartered Professional Accountants, Licensed Public Accountants, as stated in their report, which is incorporated herein by reference. Ernst & Young LLP has advised the Trust and the Manager that it was independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario for the period under audit in respect of the Trust's financial year ended December 31, 2015.

        Ernst & Young LLP resigned as auditors of the Trust effective January 1, 2016 in respect of the financial year commencing January 1, 2016, but completed its engagement in respect of the financial year ended December 31, 2015, at the request of the Manager. KPMG LLP has been appointed as the auditors of the Trust effective January 1, 2016 in respect of the financial year commencing January 1, 2016. KPMG LLP has advised the Trust and the Manager that it is independent with respect to the Trust within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario.

LEGAL MATTERS

        Certain legal matters relating to the trust units offered by this prospectus will be passed upon for us by Baker & McKenzie LLP, Toronto, Ontario, with respect to matters of Canadian law, and Seward & Kissel LLP, New York, New York, with respect to matters of United States law. As of the date hereof, the "designated professionals" (as such term is defined in Form 51-102F2 — Annual Information Form) of each of Baker & McKenzie LLP and Seward & Kissel LLP, respectively, beneficially own, directly or indirectly, less than 1% of any class of trust units issued by the Trust.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been filed or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents listed under "Documents Incorporated by Reference"; consents of accountants and counsel; and powers of attorney.

 EXEMPTIONS AND APPROVALS

        The Trust has obtained exemptive relief from the Canadian securities regulatory authorities for relief from NI 81-102 to permit (i) the Trust to invest up to 100% of its assets, taken at market value at the time of purchase, in physical platinum and palladium bullion; (ii) the appointment of the Mint as custodian of the Trust's physical platinum and palladium bullion assets; (iii) purchases of trust units on NYSE Arca and the TSX and redemption requests to be submitted directly to the registrar and transfer agent of the Trust; (iv) the redemption of trust units and payment upon redemption of trust units all as described under "Sprott Physical Platinum and Palladium Trust — Business of the Trust — Redemption of Trust Units for Physical Platinum and Palladium Bullion" and "Sprott Physical Platinum and Palladium Trust — Business of the Trust — Redemption of Trust Units for Cash"; and (v) the Trust to establish a record date for distributions in accordance with the policies of the TSX and NYSE Arca. The Trust has also obtained exemptive relief from the requirement to file compliance reports or audit reports in accordance with Appendix B-1 of NI 81-102.

 PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

        The Business Corporations Act (Ontario) provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity (each of the foregoing, an "individual"), against all costs, charges and expenses reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation shall not indemnify such an individual unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation's request. In addition to the conditions set out above, the Business Corporations Act (Ontario) provides that, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the corporation shall not indemnify an individual described above unless the director or officer had reasonable grounds for believing that his or her conduct was lawful. Where an individual has met the conditions set out under (a) and (b) above and was not judged by the court or other competent authority in such a proceeding to have committed any fault or omitted to do anything that the individual ought to have done, such individual is entitled to indemnification from the corporation for such costs, charges and expenses which were reasonably incurred.

        Both the trust agreement and the management agreement provide that the Trust will indemnify and hold harmless the Manager and its partners, officers, agents and employees from and against any and all expenses, losses, damages, liabilities, demands, charges, costs and claims of any kind or nature whatsoever (including legal fees, judgments and amounts paid in settlement, provided that the Trust has approved such settlement in accordance with the trust agreement) in respect of the acts, omissions, transactions, duties, obligations or responsibilities of the Manager as manager to the Trust, except where such expenses, losses, damages, liabilities, demands, charges, costs or claims are caused by acts or omissions of the Manager done or suffered in breach of its standard of care or through the Manager's own negligence, willful misconduct, willful neglect, default, bad faith or dishonesty or a material failure in complying with applicable Canadian laws or the provisions set forth in the management agreement or the trust agreement.

        The Trust does not carry any insurance to cover such potential obligations and, to the Manager's knowledge, none of the foregoing parties are insured for losses for which the Trust has agreed to indemnify them.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Trust pursuant to the foregoing provisions, the Trust has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

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 EXHIBITS

Exhibit Number	Description
4.1

Annual information form of the Trust for the fiscal year ended December 31, 2015, dated March 30, 2016 (incorporated by reference to the Trust's Annual Report on Form 40-F for the fiscal year ended December 31, 2015, filed with the Commission on March 31, 2016).

4.2

Audited comparative consolidated financial statements of the Trust and the notes thereto for the financial year ended December 31, 2015, together with the report of the auditors thereon (incorporated by reference to the Trust's Annual Report on Form 40-F for the fiscal year ended December 31, 2015, filed with the Commission on March 31, 2016).

4.3

Management's discussion and analysis of the financial condition and results of operations of the Trust for the fiscal year ended December 31, 2015 (incorporated by reference to the Trust's Annual Report on Form 40-F for the fiscal year ended December 31, 2015, filed with the Commission on March 31, 2016).

5.1	Consent of Ernst & Young LLP, Independent Registered Chartered Accountants.
5.2	Consent of Baker & McKenzie LLP.
5.3	Consent of Seward & Kissel LLP.
5.4	Powers of Attorney (included on signature page hereto).

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 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking.

        The Trust undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process.

(a)
Concurrent with the filing of this Registration Statement on Form F-10, dated May 20, 2016, the Trust filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)
Concurrent with the filing of this Registration Statement on Form F-10, dated May 20, 2016, the Trustee filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(c)
Any change to the name or address of the agent for service of the Trust or the Trustee shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

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 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on May 20, 2016.

SPROTT PHYSICAL PLATINUM AND PALLADIUM TRUST By Sprott Asset Management LP, as manager of the Trust
By:	/s/ John Wilson Name: John Wilson Title: Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony Tu-Sekine and Paul M. Miller, or any of them, with full power to act alone, his or her true lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary to be done, as fully for all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

        This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by or on behalf of the following persons in the capacities indicated on May 20, 2016.

Signature	Title

Sprott Asset Management LP, Manager of the Trust
/s/ John Wilson John Wilson	Chief Executive Officer and Director* (Principal Executive Officer)
/s/ Kevin Hibbert Kevin Hibbert	Acting Chief Financial Officer and Director* (Principal Financial Officer and Principal Accounting Officer)
/s/ Kirstin H. McTaggart Kirstin H. McTaggart	Chief Compliance Officer and Director*
/s/ James R. Fox James R. Fox	Director*
*
Director of Sprott Asset Management GP Inc., general partner of the Manager of the Trust

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 AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933 the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Trust in the United States, in the City of Newark, State of Delaware, May 20, 2016.

PUGLISI & ASSOCIATES (Authorized Representative)
By:	/s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director

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QuickLinks

As filed with the Securities and Exchange Commission on May 20, 2016
  Registration No. 333
TABLE OF CONTENTS
FINANCIAL INFORMATION AND ACCOUNTING PRINCIPLES
EXCHANGE RATE
DOCUMENTS INCORPORATED BY REFERENCE
ADDITIONAL INFORMATION
ENFORCEABILITY OF CIVIL LIABILITIES
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
SPROTT PHYSICAL PLATINUM AND PALLADIUM TRUST
FEES AND EXPENSES
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
DESCRIPTION OF THE TRUST UNITS
PRIOR SALES
MARKET PRICE OF TRUST UNITS
PLAN OF DISTRIBUTION
MATERIAL TAX CONSIDERATIONS
U.S. ERISA CONSIDERATIONS
ELIGIBILITY UNDER THE TAX ACT FOR INVESTMENT BY CANADIAN EXEMPT PLANS
AUDITORS
LEGAL MATTERS
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
EXEMPTIONS AND APPROVALS
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
EXHIBITS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
  Item 1. Undertaking.
  Item 2. Consent to Service of Process.
SIGNATURES
AUTHORIZED REPRESENTATIVE